UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

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10700 Bren Road West
Minnetonka, Minnesota 55343
Dear Stockholder:
On behalf of the board of directors of American Medical Systems Holdings, Inc., I am pleased to invite you to attend our 2007 Annual Stockholders Meeting. The meeting will be held on Wednesday, May 30, 2007, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota. We have scheduled the Annual Meeting to coincide with the ribbon-cutting ceremonies for the new addition to our building and hope that you will be able to join us in celebrating our expansion.
Our board of directors unanimously recommends that you vote FOR each of the director nominees, and FOR the proposal to ratify our independent auditors, all as discussed in the attached Notice of Annual Stockholders Meeting and Proxy Statement, and believes that such a vote is in the best interests of AMS and its stockholders. Accordingly, we ask you to carefully review the accompanying materials and promptly vote your shares.
Your vote is important to us. Whether or not you attend personally, we ask you to complete, sign and date the enclosed proxy card, and return it in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

Very truly yours,

Martin J. Emerson
President and Chief Executive Officer
April 19, 2007

10700 Bren Road West
Minnetonka, Minnesota 55343
________________________
NOTICE OF ANNUAL STOCKHOLDERS MEETING
TO BE HELD WEDNESDAY, MAY 30, 2007
________________________
TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:
The 2007 Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (AMS) will be held on Wednesday, May 30, 2007, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota, for the following purposes:
1.	To elect three directors, each to serve for a three-year term, or until their successors are elected and qualified.

2.	To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2007.

3.	To transact other business if properly brought before the Annual Meeting or any adjournment thereof.
Only stockholders of record as shown on the books of AMS at the close of business on April 2, 2007, will be entitled to vote at the Annual Meeting or any adjournment thereof. Stockholders are entitled to one vote for each share held of record at that time. The Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about April 19, 2007.

April 19, 2007	By Order of the Board of Directors

Thomas A. Letscher
Secretary

INFORMATION CONCERNING THE ANNUAL MEETING
VOTING OF SHARES
ELECTION OF DIRECTORS
PROPOSAL 1
DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
GRANT OF PLAN-BASED AWARDS—2006
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2006
OPTION EXERCISES—2006
NONQUALIFIED DEFERRED COMPENSATION—2006
PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
RELATED PERSON RELATIONSHIPS AND TRANSACTIONS
RATIFICATION OF AUDITORS
PROPOSAL 2
AUDIT COMMITTEE REPORT
AUDIT AND NON-AUDIT FEES
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
ANNUAL REPORT

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, Minnesota 55343
________________________
Proxy Statement for
Annual Stockholders Meeting
Wednesday, May 30, 2007
________________________
INFORMATION CONCERNING THE ANNUAL MEETING
     The Annual Stockholders Meeting of American Medical Systems Holdings, Inc. (AMS) will be held on Wednesday, May 30, 2007, at 10:00 a.m., central time, in our offices at 10700 Bren Road West, Minnetonka, Minnesota. Please see the attached Notice of Meeting for the purposes of the meeting.
     A proxy card is enclosed for your use. You are solicited on behalf of the board of directors to MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. Postage is not required if mailed within the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock. Our directors, officers, and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy materials to the beneficial owners of our common stock.
     Any proxy card given in response to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in the proxy card. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by:
•	giving written notice of revocation to our Secretary before the Annual Meeting or at the Annual Meeting before the proxy card is used;

•	submitting another duly executed proxy card with a later date; or

•	appearing at the Annual Meeting and voting his or her stock in person.
     We expect to mail this proxy statement, the proxy card and notice of meeting to our stockholders on or about April 19, 2007.
VOTING OF SHARES
     Our board of directors has fixed the close of business on April 2, 2007 as the record date for determining the stockholders of AMS who are entitled to notice of and to vote at the Annual Meeting. On April 2, 2007, we had 72,032,686 shares of common stock issued and outstanding. For each share of common stock that you own of record at the close of business on April 2, 2007, you are entitled to one vote on each matter voted on at the Annual Meeting. The holders of shares of common stock do not have cumulative voting rights.
     Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock (36,016,344 shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the card reflects votes withheld from the election of directors or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A proxy card reflecting a broker non-vote is any proxy card that is returned by a broker on behalf of its beneficial owner customer and not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote.
     Assuming a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy as described in Proposal 1 pursuant to our governing documents and applicable law. As a result, the three director nominees receiving the highest vote totals will be elected and votes withheld from the election of director nominees, therefore, will not affect election of the nominees receiving the highest vote totals; however, our board of directors recently amended our Corporate Governance Standards to address situations in which a director nominee does not receive a majority of the votes cast “FOR” his or her election. This policy is described in more detail under the heading “Election of Directors—Nomination.”
     The ratification of the selection of Ernst & Young LLP as our independent auditors for 2007 as described in Proposal 2 and all other business that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal.
     You may vote for or against a proposal, or may abstain from voting on a proposal. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Shares voted as abstaining on a proposal will be treated as votes against the proposal. Broker non-votes on a proposal will be treated as shares not entitled to vote on that proposal and, therefore, will not be counted as voted shares.
     Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders, but lacking any voting instructions, will be voted in favor of each nominee for director and in favor of ratification of Ernst & Young. The proxies named on the proxy card will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.
ELECTION OF DIRECTORS
PROPOSAL 1
Nomination
     Our Bylaws provide that the board of directors shall have at least one member, or a different number of members as may be determined by the board, but in no case shall the board exceed nine members. Our Second Amended and Restated Certificate of Incorporation divides the board of directors into three staggered classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year at our annual meeting of stockholders.
     The terms of three current members of the board will expire at the Annual Meeting. The terms of the remaining six current members of the board will expire as indicated in the table that follows. The nominating/corporate governance committee of the board has recommended and the board has nominated Martin J. Emerson, Albert Jay Graf and Robert McLellan, M.D. to serve as directors for a three-year term expiring at our 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified. Mr. Emerson has served as a director since 2005 and Mr. Graf has served as a director since 2001. Dr. McLellan was appointed to the board in August 2006 to fill a board vacancy. At the time of his appointment, he was recommended by our president and chief executive officer. No arrangements or understandings exist between any director or nominee and any other person under which such director or nominee was selected.
     The board recommends a vote FOR, and solicits proxies in favor of, the election of each of Mr. Emerson, Mr. Graf and Dr. McLellan as a director. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of Mr. Emerson, Mr. Graf and Dr. McLellan unless otherwise directed by the stockholder. Each director nominee will be elected by a plurality of the votes cast in person or by proxy. The three director nominees receiving the highest vote totals will be elected. If, before the Annual Meeting, the board learns that any nominee will be unable to serve because of death, incapacity, or other unexpected occurrence, the proxies that would have been voted for such individual will be voted for any substitute nominee selected by the board. The board believes that Mr. Emerson, Mr. Graf and Dr. McLellan will be able to serve for their respective terms of election.

     Notwithstanding the plurality voting standard for election of directors, under our recently amended Corporate Governance Standards a director nominee that does not receive the vote of at least the majority of the votes cast for the election of directors must promptly tender his or her resignation to the board. For purposes of this policy, “majority of the votes cast” means more than 50% of the number of votes cast with respect to the applicable director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to the election of directors generally. The nominating/corporate governance committee will recommend to the board whether to accept, reject or take other action regarding the resignation. The board will act on the resignation, taking into account the nominating/corporate governance committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected, or any earlier resignation, removal or death. If the board accepts the director nominee’s resignation, then the board may, in its sole discretion, fill any resulting vacancy or decrease the size of the board pursuant to our Certificate of Incorporation, Bylaws and applicable corporate law.
Information About the Nominees and Other Directors
     The following provides biographical information concerning Mr. Emerson, Mr. Graf and Dr. McLellan, and the other persons presently serving as directors of AMS but not standing for election at the Annual Meeting.

			Director
Name	Age	Principal Occupation	Since

Nominees for three-year term expiring in 2010

Martin J. Emerson	43	President and Chief Executive Officer of AMS	2005
Albert Jay Graf	59	Former Group Chairman, Office of the President, Guidant Corporation	2001
Robert McLellan, M.D.	52	Chairman, Department of Gynecology, Director of Gynecologic Oncology Service, Lahey Clinic Foundation	2006

Directors not standing for election this year whose terms expire in 2008

Richard B. Emmitt	62	Managing Director, The Vertical Group, Inc.	1998
Christopher H. Porter, Ph.D.	63	Principal, Medical Genesis	1998
D. Verne Sharma	56	Executive, Southeast Fuels, Inc.	2006

Directors not standing for election this year whose terms expire in 2009

Jane E. Kiernan	45	General Manager—Baxter IV Therapy, Baxter Healthcare Corporation	2006
Thomas E. Timbie	49	President, Timbie & Company, LLC	2002
Elizabeth H. Weatherman	47	Managing Director, Warburg Pincus LLC	1998
     Martin J. Emerson has served as our President and Chief Executive Officer and as a director since January 4, 2005. Mr. Emerson also served as our President and Chief Operating Officer from March 2004 until January 4, 2005. From January 2003 to March 2004, he served as our Executive Vice President, Global Sales and Marketing, and Chief Operating Officer. From 2000 through 2002, he served as Vice President and General Manager of International. Mr. Emerson has over 20 years experience in the medical device field in finance and general management capacities. From 1998 to 2000, he served as General Manager and Finance Director for Boston Scientific Corporation in Singapore. Also in Singapore, he was Vice President and Regional Financial Officer with MasterCard International from 1997 to 1998. Mr. Emerson’s earlier experience was with Baxter International from 1985 to 1997, most recently as Vice President Finance, Hospital Business, Brussels, from 1995 to 1997. Mr. Emerson currently serves as a director of Wright Medical Technology, Inc. and Lifecore Biomedical, publicly-held companies, as well as privately-held Incisive Surgical. He also serves on the board of AdvaMed, a trade association whose mission is to advocate a legal, regulatory and economic climate that advances global health care by assuring patients can have access to the benefits of medical technology.

     Albert Jay Graf has served as one of our directors since September 2001. From 2000 through May 2004, Mr. Graf was Group Chairman, Office of the President of Guidant Corporation, a provider of therapies for cardiovascular and vascular disease, responsible for Guidant’s four operating groups. From 1994 until 2000, Mr. Graf served as President of Guidant’s Cardiac Rhythm Management operating group. In October 2005, Mr. Graf joined New Enterprise Associates, a venture capital firm, as a venture partner. Mr. Graf currently serves on the board of CVRx and Denali Medical, Inc., both “privately held” companies, and is a director of Northstar Neuroscience, Inc., a “publicly held” company.
     Robert McLellan, M.D., has been the Chairman of the Department of Gynecology and Director of Gynecologic Oncology Service at the Lahey Clinic Foundation, Inc. in Burlington, Massachusetts since 2000. From 2001 to 2007, Dr. McLellan served as a Clinical Professor of Obstetrics and Gynecology at the Boston University School of Medicine. Dr. McLellan also served on the Board of Trustees and the Board of Governors of the Lahey Clinic Foundation, Inc. from 1994 to 1998. Dr. McLellan has an extensive pelvic surgery practice with a focus on gynecologic malignancies. He has served as a consultant and on advisory groups to a number of surgical device manufacturing companies including AMS, ValleyLab, U.S. Surgical, and Medispectra.
     Richard B. Emmitt has been a Managing Director of The Vertical Group, Inc., an investment management and venture capital firm focused on the medical device industry, since 1989. From 1998 through March 2006, Mr. Emmitt served on the board of directors of Wright Medical Group, Inc., a “publicly held” company. Mr. Emmitt currently serves on the board of directors of ev3 Inc., a “publicly held” company, as well as Axya Medical, Inc., BioSET, Inc., Incumed Inc., C2M Medical, Inc., Galil Medical Ltd., Tepha, Inc. and Tornier, B.V., all “privately” held companies.
     Christopher H. Porter, Ph.D. is the Principal of Medical Genesis, a consulting company he founded in 1992. His 30-year career in the medical device industry includes research and development and management experience with 3M, Johnson & Johnson and Pfizer, Inc., as well as several early stage companies. Dr. Porter also served as our Vice President, Research and Development from 1981 to 1987. He has introduced over 30 medical products during his career and holds 34 U.S. patents. Dr. Porter currently serves as Trustee of SBRI, a non-profit biotech company that is engaged in the business of developing cures for infectious disease.
     D. Verne Sharma has been a senior executive and part-owner of Southeast Fuels, Inc., a company specializing in energy products marketing, since January 2005. He is also the principal of DVS Consulting, a California based management consulting business started in August 2003 serving medical device companies. From 2000 to 2003, he was the President and Chief Executive Officer and served on the board of directors of CLEAR Centers of America/Calhoun Vision, Inc., a vision services and technology company. Mr. Sharma also served as the President and Chief Operating Officer of Summit Technology Inc., a public company that pioneered laser devices for lasik eye surgery from 1996 to 2000. He currently serves on the board of directors of Biovision AG, a “privately held” company.
     Jane E. Kiernan has been the General Manager—Baxter IV Therapy, Baxter Healthcare Corporation since March 2007. Prior to her current position, she was the General Manager of Baxter Nutrition, a division of Baxter Healthcare Corporation and a provider of parenteral nutrition products, since 2003. From 2001 to 2003, Ms. Kiernan was the General Manager of Specialty Therapies, another division of Baxter Healthcare Corporation, and from 2000 to 2001, she was the Vice President of Strategy for Baxter Healthcare Corporation. From 1995 to 2000, Ms. Kiernan was the Vice President of Finance, Distribution and Services for Allegiance Healthcare Corporation, a provider of healthcare products and services. General Manager – IV Therapies, Baxter Healthcare Corporation.
     Thomas E. Timbie is the President of Timbie & Company, LLC, a financial and management consulting firm he founded in 2000. From January 2005 to June 2005, he was also the interim Vice President and Chief Financial Officer for ev3 Inc., an endovascular company. Formerly, he was the Interim Vice President and Chief Financial Officer of e-dr. Network, Inc., a business-to-business exchange in the optical market from January 2000 to October 2000. From April 1996 to December 1999, Mr. Timbie was the Vice President and Chief Financial Officer of Xomed Surgical Products, Inc., which was acquired by Medtronic, Inc. in November 1999. Mr. Timbie has over 25 years of financial and accounting experience in a variety of industries with particular emphasis on medical devices. Mr. Timbie is currently a director of two other public companies: Wright Medical Group, Inc. and ev3 Inc, and of one “privately held” company, Acclarent, Inc. Mr. Timbie is also the audit committee chairman for Wright Medical Group, Inc. and Acclarent, Inc.
     Elizabeth H. Weatherman is a Managing Director of Warburg Pincus LLC, where she has been a member of the health care group since 1988. She is responsible for Warburg Pincus' medical device investment activities.

Ms. Weatherman currently serves on the board of directors of two other “publicly held” companies: Kyphon Inc. and ev3 Inc. Ms. Weatherman also serves on the compensation committee of each of the foregoing boards.
Board and Board Committees
     Our board of directors held 24 meetings and took action by unanimous written consent three times in 2006. Each member of the board of directors attended 75 percent or more of the meetings of the board and committees on which they served held while they were directors, other than Jane Kiernan who was appointed to the board in October 2006. It is our policy to encourage directors to attend our annual meetings of stockholders, although our board meeting schedule does not include a board meeting that coincides with the annual meeting. Last year, two of our directors attended last year’s annual meeting of stockholders.
     All of our directors serving during 2006, except Mr. Emerson and our former chairman of the board of directors who served until April 2006, Douglas W. Kohrs, are “independent,” as defined by current Nasdaq Stock Market listing standards. Our independent directors hold meetings, referred to as “executive sessions,” at which only the independent directors are present, at least two times each year. Our independent directors held two executive sessions in 2006. We have appointed Ms. Weatherman as our lead independent director to preside at these executive sessions.
     In determining that Elizabeth Weatherman and Richard Emmitt are both independent, as defined by the Nasdaq Stock Market listing standards, we considered a recent transaction we entered into with Solarant Medical, Inc. (Solarant), a privately-funded company focused on developing minimally invasive therapies for women who suffer from stress urinary incontinence. In December 2005, we entered into a loan agreement with Solarant under which we agreed to loan Solarant up to $750,000 to fund Solarant’s operations and a local anesthesia study related to Solarant’s technology while we conducted diligence and negotiated the terms of a potential acquisition of Solarant. We advanced Solarant $250,000 in each of December 2005, January 2006 and February 2006 under this loan agreement. Subsequently, in March 2006, we advanced Solarant another $200,000. On May 8, 2006, we completed our acquisition of Solarant pursuant to an Agreement and Plan of Merger entered into by and among AMS, Xenon Merger Corp., a wholly owned subsidiary of AMS, Solarant, and Warburg Pincus Equity Partners, L.P., as stockholders’ representative. AMS paid an initial payment of $1,000,000 in cash as initial merger consideration and forgave the outstanding loan balances under the loan agreement. The initial merger consideration was distributed to Solarant’s advisors and employees and no proceeds were distributed to its stockholders. The purchase price is also comprised of potential milestone payments totaling $6,000,000 contingent upon FDA approval of the therapy and the establishment of reimbursement codes for the hospital and office settings, and potential earnout payments based on revenue growth during the first three years in the event of product commercialization.
     Elizabeth Weatherman and Richard Emmitt were members of the board of Solarant prior to completion of the acquisition transaction. In addition, Warburg Pincus LLC, through its affiliates Warburg Pincus Equity Partners, L.P. and related funds (together, WPEP), and The Vertical Group, through its affiliate Vertical Fund Associates L.P., were shareholders of Solarant. Warburg Pincus Partners LLC, a subsidiary of Warburg Pincus & Co. (WP), is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC (WP LLC). Elizabeth Weatherman is a managing director and member of WP LLC and a general partner of WP. Richard Emmitt is a managing director of The Vertical Group, Inc. and a general partner of The Vertical Group, L.P. The Vertical Group, L.P. is the general partner of Vertical Fund I, L.P. and Vertical Fund II, L.P. Neither Ms. Weatherman nor Mr. Emmitt were involved in deliberations by our board regarding the Solarant transaction. In the opinion of our board, the fact that Mr. Emmitt and Ms. Weatherman served as directors of Solarant, as well as payments that may flow to Mr. Emmitt and Ms. Weatherman through their partnership interests in entities that were direct or indirect shareholders of Solarant, are not relationships which would interfere with the exercise of independent judgment in carrying out their responsibilities as our directors, nor are such interests material at levels requiring disclosure as “related person transactions” under Item 404(a) of Regulation S-K.
Audit Committee
     The audit committee assists the board in satisfying its fiduciary responsibilities for our accounting, auditing, operating, and reporting practices. Among other related duties, the committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain, and oversee the work of our independent auditors, and reviews and pre-approves all audit services and permissible non-audit services performed by our independent auditors. The audit committee held ten meetings during fiscal year 2006 and currently consists of Mr. Timbie (Chair), Mr. Graf and Ms. Kiernan. All of the members of the audit committee are “independent” directors as defined by current Nasdaq Marketplace Rules and the rules and regulations of the Securities and Exchange Commission. In addition, the board has determined that Mr. Graf and Mr. Timbie are each an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K.
     Our board of directors has adopted an Audit Committee Charter. We have posted a copy of our current Audit Committee Charter on our corporate website at www.AmericanMedicalSystems.com. With respect to all references to our website throughout this proxy statement, the information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.
Compensation Committee
     The compensation committee’s primary responsibility is to review and make recommendations to our board regarding the compensation payable to our executive officers and non-executive officer members of our operating team, including annual salaries, incentive compensation, and any deferred compensation and stock-based compensation. In addition, the compensation committee reviews and makes recommendations from time to time regarding non-employee director compensation, including retainers, committee fees, committee chair fees and equity compensation.
     The committee establishes the compensation levels and compensation philosophy and policy for our senior management. Among other related duties, the committee selects corporate goals and objectives relevant to senior management compensation, evaluates senior management performance, and administers our incentive compensation and stock-based programs. In addition, the committee reviews and discusses with management our “Compensation Discussion and Analysis” and recommends to the board whether or not it should be included in our annual report on Form 10-K and annual meeting proxy statement. Decisions made by the committee regarding compensation are not considered final until reviewed and approved by our entire board.
     To assist the committee, our president and chief executive officer, with the help of our senior vice president of human resources, gathers compensation-related data regarding our officers and, periodically, regarding our non-employee directors and makes recommendations about the form and amount of compensation to be paid to each officer and the annual retainers, committee fees, chair fees and equity compensation to be paid to our non-employee directors. In making final recommendations to the board regarding officer compensation, the committee considers our president and chief executive officer’s recommendations, in addition to the factors discussed in more detail in our Compensation Discussion and Analysis section set forth below. With respect to our non-employee directors, the committee makes recommendations to the board regarding the level of annual retainers, committee fees, chair fees and equity compensation based on the recommendation of our president and chief executive officer and other factors that may be relevant, such as competitive compensation comparisons.
     Compensation committee recommendations regarding compensation to be paid to our officers, including our president and chief executive officer, are determined by the committee after deliberations without the participation of any of our executive officers. In making final decisions regarding compensation to be paid to our executive officers, non-executive officers and our non-employee directors, the board gives considerable weight to the recommendations of our compensation committee.
     The compensation committee held three meetings and took action by written consent eleven times in fiscal year 2006. It currently consists of Mr. Graf (Chair), Ms. Weatherman and Mr. Sharma. All of the members of the compensation committee are “independent” directors as defined by current Nasdaq Marketplace Rules.
     Our board of directors has adopted a Compensation Committee Charter, which was amended in February 2007. We have posted a current copy of the charter on our corporate website at www.AmericanMedicalSystems.com.
Nominating/Corporate Governance Committee
     The nominating/corporate governance committee oversees the process for recruiting director nominees based upon recommendations from various sources, including outside directors, management, search firms and stockholders, recommends the director nominees for approval by the board and stockholders at our annual meeting, and reviews and advises the board regarding corporate governance matters, among other duties enumerated in its charter. The committee held six meetings and took action by written consent one time in fiscal year 2006 and currently consists of Mr. Timbie (chair), Ms. Kiernan and Dr. McLellan. The board of directors recently appointed Ms. Kiernan to serve as chair of the committee effective as of the 2007 Annual Meeting of Stockholders. All of the members of the nominating/corporate governance committee are “independent” as defined by current Nasdaq Marketplace Rules.
     In evaluating and determining whether to recommend a person as a candidate for election as a director, the nominating/corporate governance committee’s criteria take into account the independence requirements of the Nasdaq Marketplace Rules, our needs for particular director talents and experience and the candidate’s personal and professional integrity, education and business experience, with a strong preference for candidates possessing a broad-based business acumen, an understanding of our business and the medical device industry, strategic thinking and willingness to share ideas, and diversity of experiences, expertise and background. The committee will use these and other criteria that the committee deems appropriate to evaluate all potential nominees irrespective of the source of the recommendation.
     The nominating/corporate governance committee will consider proposed nominees submitted by stockholders. It has not adopted a formal process for considering such nominees because it believes that its informal consideration process will be adequate. The committee intends to review periodically whether a more formal policy should be adopted. The procedure for stockholders to recommend a nominee for director is set forth below under the heading “Director Nominations.”
     Our board of directors has adopted a Nominating/Corporate Governance Committee Charter, which was amended in October 2006 and February 2007, and is posted on our corporate website at www.AmericanMedicalSystems.com.
Technology/Business Development Committee
     In October 2006, we formed the technology/business development committee, which currently consists of directors Mr. Sharma (chair), Dr. McLellan, Dr. Porter and Mr. Emmitt, and our executive vice president and chief operating officer Ross Longhini. The technology/business development committee acts as a resource to management and the board regarding our products and technologies. The committee reviews and advises the board and management, as requested, regarding product and technology matters, proposals for acquiring and maintaining advantageous technology positions, and long-term strategic goals and objectives of our research and development programs. The Technology/Business Development Committee Charter is posted on our website at www.AmericanMedicalSystems.com.
Corporate Governance
     We continue to monitor corporate governance developments and will continue to evaluate board duties and responsibilities with the intention of maintaining full compliance with applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the Nasdaq Global Select Market. We maintain Corporate Governance Standards (which were amended in October 2006 and February 2007) and a Code of Ethics for Senior Financial Management. We also have a Code of Conduct for all directors, officers, and employees. We have posted these documents on our corporate website at www.AmericanMedicalSystems.com.
Corporate Governance Standards
     Our Corporate Governance Standards provide guidelines for director responsibilities and the conduct and operations of meetings and deliberations of the board. Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq Global Select Market. Our Corporate Governance Standards address various governance matters, including executive sessions of independent directors, director education regarding their responsibilities and duties, composition of the board and committees, and our resignation policy regarding directors that receive less than a majority vote described in more detail under the heading “—Nomination” above.
Code of Ethics for Senior Financial Management
     Our Code of Ethics for Senior Financial Management meets the requirements of Item 406 of Regulation S-K. It applies to our chief executive officer, chief financial officer, controller, and other employees performing similar functions who have been identified by the president and chief executive officer. We have posted our Code of Ethics for Senior Financial Management on our website at www.AmericanMedicalSystems.com. We intend to disclose any amendments to, and any waivers from, a provision of our Code of Ethics for Senior Financial Management on our website within four business days following the amendment or waiver.
Code of Conduct for all Directors, Officers, and Employees
     We have a code of conduct that applies to all officers, directors, and employees. The code is designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, compliance with applicable laws and regulations (including full, fair, timely, and understandable disclosure in all regulatory or public communications) and prompt internal reporting of violations of the code to the appropriate persons who are identified in the code. We have posted our code of conduct on our corporate website in English, Spanish, Dutch, French, German and Portuguese.
DIRECTOR COMPENSATION
     The following table provides summary information concerning the compensation of each individual who served as a director of our company during our fiscal year ended December 30, 2006, other than Martin J. Emerson, our President and Chief Executive Officer, whose compensation is set forth under the heading “Executive Compensation.”

	Fees Earned	Option
	or Paid in Cash	Awards	All Other
Name	($)(1)	($)(2)(3)(4)	Compensation ($)(5)	Total ($)
Richard B. Emmitt	$41,250	$184,799	—	$226,049
Albert Jay Graf	$50,000	$136,731	—	$186,731
Jane E. Kiernan	$13,125	$18,647	—	$31,772
Douglas W. Kohrs(6)	—	$217,864	$42,390	$260,254
Robert McLellan, M.D.	$17,292	$41,568	$1,688	$60,548
Christopher H. Porter, Ph.D.	$34,375	$184,799	—	$219,174
D. Verne Sharma	$17,917	$41,568	—	$59,485
Thomas E. Timbie	$55,000	$184,799	—	$239,799
Elizabeth H. Weatherman	$37,500	$184,799	—	$222,299

(1)	Dr. McLellan and Mr. Sharma joined the board in August 2006, and Ms. Kiernan joined the board in October 2006. In addition to receiving an initial stock option grant upon joining the board, they each received a pro-rated portion of compensation for 2006.

(2)	Reflects the dollar amount recognized for each director for financial statement reporting purposes with respect to the fiscal year ended December 30, 2006 in accordance with FAS 123R, but excludes any impact of assumed forfeiture rates. The table reflects the actual forfeiture by Mr. Kohrs of options to purchase 163,751 shares upon termination of his service as chairman of the board in April 2006 (of which all had been granted to Mr. Kohrs in connection with his prior service as an executive officer). We refer you to Note 11 to our consolidated financial statements for the fiscal year ended December 30, 2006 for a general discussion of the assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 30, 2006 in accordance with FAS 123R. The specific assumptions used in the valuations of each option award are summarized in the table below:

	Risk Free	Expected Dividend	Stock Price	Expected
Grant Date	Interest Rate	Rate	Volatility	Life of Option
03/04/2002	3.00%	0.00%	61.75%	5.0 years
02/07/2003	3.81%	0.00%	43.20%	7.0 years
02/18/2004	3.56%	0.00%	42.15%	6.4 years
07/28/2004	4.19%	0.00%	40.61%	6.8 years

	Risk Free	Expected Dividend	Stock Price	Expected
Grant Date	Interest Rate	Rate	Volatility	Life of Option
05/05/2005	3.88%	0.00%	38.10%	6.7 years
02/09/2006	4.55%	0.00%	36.41%	5.3 years
05/04/2006	5.05%	0.00%	36.27%	5.8 years
07/26/2006	4.99%	0.00%	36.65%	5.7 years
08/04/2006	4.84%	0.00%	36.62%	5.7 years
10/27/2006	4.64%	0.00%	35.93%	5.8 years
(3)	The following table provides information regarding each stock option grant award to each director during the fiscal year ended December 30, 2006, including the grant date fair value of each option award computed in accordance with FAS 123R:

		Number of
		Securities			Grant Date
		Underlying	Exercise	Closing	Fair Value of
		Options	Price	Market Price	each Option
Name	Grant Date	Granted(a)	($/Share)	($/Share)	Award ($)(b)

Each of Richard B. Emmitt, Albert Jay Graf, Christopher H. Porter, Ph.D., Thomas E. Timbie, and Elizabeth H. Weatherman	05/04/2006	10,000	$21.6750	$22.04	$93,940
	07/26/2006	10,000	$17.9150	$17.92	$77,735

Each of Robert McLellan, M.D., and D. Verne Sharma	08/04/2006	40,000	$17.8600	$17.84	$307,828

Jane E. Kiernan	10/27/2006	40,000	$18.8650	$18.84	$319,336

Douglas W. Kohrs(c)	02/09/2006	20,000	$21.3800	$21.21	$173,474

(a)	The options described above were granted under our 2005 Incentive Stock Plan and are described in more detail under the heading “—Summary of Director Compensation” below.

(b)	We refer you to Note 11 to our consolidated financial statements for the fiscal year ended December 30, 2006 for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuations of each option award in 2006 are set forth in footnote 2 above.

(c)	This option grant was made to Mr. Kohrs for his service as an officer, chairman of the board, and was forfeited upon Mr. Kohrs’ resignation in April 2006. None of the shares underlying this option had become exercisable prior to its forfeiture.
(4)	As of December 30, 2006, the aggregate number of stock options held by each of our directors named in the table above was as follows: Mr. Emmitt, 80,000; Mr. Graf, 260,000; Ms. Kiernan, 40,000; Mr. Kohrs, 112,500; Dr. McLellan, 40,000; Mr. Porter, 230,000; Mr. Sharma, 40,000; Mr. Timbie, 80,000; and Ms. Weatherman, 80,000.

(5)	Dr. McLellan was paid this fee for consulting services he provided to the company regarding the company’s fellowship grant application process pursuant to a consulting agreement dated June 8, 2006, which expired on March 31, 2007. We periodically engage Dr. McLellan to provide services to the company and may do so in the future. The total amount that we have paid to Dr. McLellan over the past 4 years for consulting services is approximately $22,000. Our other directors did not receive any other compensation, including any perquisites, in 2006, other than Mr. Kohrs in his capacity as an executive officer as described in footnote 6 below.

(6)	Mr. Kohrs retired from the board and his position as an executive officer, chairman of the board, in April 2006. As an employee director, he was not compensated for serving on the board. The amounts in the All Other Compensation column above reflect 2006 compensation to him in connection with his employment as an executive officer as follows: salary payments equal to $26,923, first quarter EVIP bonus equal to $14,363, profit sharing contribution equal to $993 and life insurance premium payments equal to $111.

Summary of Director Compensation
     Our board of directors, based on the recommendations of our compensation committee, revised our non-employee director compensation program effective July 1, 2006. The table below sets forth the annual retainer rates in effect for serving on our board and committees from January 1 through June 30, 2006 and from July 1 through December 30, 2006.

	Annual Rate in effect	Annual Rate in effect
	Jan. 1 – June 30,	July 1 – Dec. 30,
	2006(1)	2006(1)
Annual Board Retainer	$25,000	$40,000
Audit Committee	$7,500	$10,000
Audit Committee Chair(2)	$10,000	$20,000
Compensation Committee	$2,500	$5,000
Compensation Committee Chair(2)	$5,000	$10,000
Nominating/Corporate Governance Committee	$2,500	$2,500
Nominating/Corporate Governance Committee Chair(2)	$7,500	$7,500

(1)	The non-employee directors were paid a pro-rated portion of the annual rates in effect for each half of 2006 based on the amount of time that they served during the respective half of the year. For example, a board member that served during the entire year was paid an annual board retainer of $32,500 ($12,500 for the first half of the year and $20,000 for the second half of the year).

(2)	Each committee member is paid either the annual retainer for serving on the committee or, if the committee member is the committee chair, the annual rate for serving as the committee chair.
     In December 2006, the board further revised our non-employee director compensation program to adopt a $4,000 annual retainer that will be paid to the non-employee directors of our technology/business development committee and a $6,000 annual retainer that will be paid to the chair of that committee beginning fiscal year 2007. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings. We do not compensate our directors who are employed by us for serving on the board.
     Our current compensation program also provides for the grant of stock options to our non-employee directors effective as of the date of the director’s first appointment or election to the board and on an annual basis thereafter. The table under footnote 3 to the Director Compensation Table above sets forth the option grants to our non-employee directors in 2006. All of these options were granted under the Company’s 2005 Stock Incentive Plan. All options granted to our directors have an exercise price equal to the “fair market value” of the shares on the date of grant (as determined under the plan as the average of the high and low market price on the date of grant), become exercisable with respect to one-third of the shares on each of the first three anniversaries of the grant date, as long as the non-employee director continues to serve on the board, and expire seven years from the grant date. Upon a change in control, all outstanding options would become immediately exercisable in full and remain exercisable for a period of up to five years. See “—Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements” for the definition of change in control under the 2005 Stock Incentive Plan. For future fiscal years, including fiscal year 2007, each independent director who is reelected as a director at the annual meeting of stockholders or continues to serve as a director after such meeting will be granted an option to purchase a number of shares of our common stock, as determined by the board each year prior to the annual meeting for such year. The board anticipates that future annual option grants to non-employee directors will be made for a number of shares resulting in compensation expense under FAS 123(R) approximately equal to the FAS 123(R) expense associated with the 2006 grant of options to purchase 20,000 shares.
     We have entered into indemnification agreements with our directors under which we are required to indemnify such individuals against expenses, judgments, fines, settlements and amounts actually and reasonably incurred by the director arising out of performance of his or her duties to the company and to advance expenses, provided that the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.

COMPENSATION DISCUSSION AND ANALYSIS
     In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to Martin J. Emerson, our President and Chief Executive Officer, Carmen Diersen, our former Executive Vice President and Chief Financial Officer, serving from January 1 to September 3, 2006, Mark Heggestad, our current Executive Vice President and Chief Financial Officer, and Ross Longhini, Stephen McGill and John Nealon, our three other most highly compensated executive officers during fiscal 2006.
     The following does not discuss our compensation arrangements for the services of Jill D. Burchill, our interim Chief Financial Officer from September 4, 2006 to December 18, 2006. Ms. Burchill’s services were provided to us under a Services Agreement and Statement of Work with Salo, LLC. Pursuant to this agreement, we paid Salo for Ms. Burchill’s engagement at a standard hourly rate of $225 and an hourly rate of $275 for overtime. After an evaluation of the work performed during Ms. Burchill’s engagement, Mr. Emerson and other executive officers determined to pay, directly to Ms. Burchill, a discretionary bonus of $25,000, in recognition and appreciation of her efforts and service to the company. With the exception of this bonus, we did not provide any separate compensation to Ms. Burchill, who was solely an independent contractor with respect to her engagement.
     In the following discussion, we focus primarily on the fiscal 2006 information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” below, but also describe compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for 2006. In this discussion, we refer to each individual identified in the tables, other than Ms. Burchill, as a “named executive officer.”
Compensation Objectives and Philosophy
     The compensation committee of our board of directors oversees the design and administration of our executive compensation program according to the processes and procedures discussed under the heading “Election of Directors—Board and Board Committees—Compensation Committee” of this proxy statement, located on page 6 hereof. In setting executive compensation, the compensation committee primarily seeks to:
•	set base and overall compensation at levels that support our efforts to attract and retain experienced executive talent necessary for growth in our business;

•	reward performance, company growth, business improvement and advancement of long-term strategic initiatives; and

•	align executive interests with shareholder interests in sales growth, operating profit, cash flow and long-term stock price appreciation.
     In order to achieve these objectives, our compensation plans and board and committee compensation decisions are generally based upon the following philosophies and principles:
•	In assessing the total mix of compensation paid to our executives, we seek to set base compensation at levels that allow us to provide meaningful and competitive current income, but place a significant portion of total compensation at risk, with upside and downside potential based upon achievement of specific performance objectives and long-term equity value creation.

•	Because we compete for executive talent, we compare our compensation programs with the executive compensation policies, practices and levels at medical device companies specifically selected for comparison by our compensation committee, based upon size, complexity and growth profile.

•	We consider individual performance and competence as significant factors in setting base cash compensation and in granting equity-based compensation, but focus our incentive cash compensation program on company-specific financial goals to promote a cohesive, performance-focused culture among our executive team.

•	We utilize equity-based awards, currently consisting entirely of stock options, to provide the greatest long-term potential value to our named executive officers and to firmly align such executives’ interests with those of our shareholders.

•	Among the named executive officer group, we believe that individuals with greater responsibility for achieving performance and strategic objectives should bear a greater proportion of the risk if those goals are not achieved, and should receive a greater proportion of the reward if those goals are met or surpassed.
Setting Executive Compensation
     The compensation committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above, and by considering a number of factors, including:
•	each executive’s position within the company and the level of responsibility;

•	the skills and experiences required by an executive’s position;

•	the executive’s individual experience and qualifications;

•	the competitive environment for comparable executive talent having similar experience, skills and responsibilities;

•	company performance compared to specific objectives;

•	individual performance measures;

•	the executive’s current and historical compensation levels;

•	the executive’s length of service to our company; and

•	compensation equity and consistency across all executive positions.
     As a means of assessing the competitive market for executive talent, we review competitive compensation data gathered in comparative third-party surveys and databases of current proxy information that we believe to be relevant, considering our size and industry. For fiscal 2006, the comparative surveys used were:
•	2005 Equilar InsightTM Public Medical Companies—12 selected comparable companies

•	2005 Equilar InsightTM Public Medical Companies—sales of $200 million to $600 million

•	2005 Equilar InsightTM Public Medical Companies—500 to 1,500 employees

•	2005 MEDIC Executive Survey—participating, U.S. based medical device companies with total corporate and division sales of less than $500 million

•	2005 MEDIC Survey—participating, U.S. based medical device companies
     The selected comparable companies for 2006 included Wright Medical, Inc., where Mr. Emerson serves as a director and a member of the compensation committee and Mr. Timbie serves as a director; ev3, Inc., where Ms. Weatherman currently serves as director and member of the compensation committee, Mr. Emmitt served as director and member of the compensation committee until March, 2006 and Mr. Timbie serves on the board, and Kyphon Inc., where Ms. Weatherman also serves as a director and as a member of the compensation committee.

     The information from these surveys was reviewed by the committee to assist it in setting fiscal 2006 base salary and annual incentive compensation, and in granting long-term equity-based incentive compensation for fiscal 2006, in the form of stock options, to our named executive officers. Although the committee seeks to set executive compensation at levels believed to be competitive within the ranges implied by survey data, the survey data is only one factor in the committee’s overall compensation decision-making process, and is not used as a stand-alone benchmarking tool. We did not retain a compensation consultant in connection with our fiscal 2006 compensation decisions, but have in prior years and may again in the future utilize such firms to evaluate the overall effectiveness and competitiveness of our executive compensation programs.
     In setting named executive officer compensation, we consider the tax implications under Sections 162(m) and 409A of the tax code, and compensation expense charges under FASB Statement 123(R), which we implemented beginning on January 1, 2006.
     Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply, among other things, to compensation that is performance-based. Our 2005 Stock Incentive Plan has been structured to qualify stock options issued under the plan as performance-based compensation for purposes of Section 162(m). Therefore, compensation earned by our named executive officers upon the exercise of options issued under the plan is not subject to the $1.0 million deduction limitation. The non-performance-based compensation paid to our named executive officers for 2006 did not exceed the $1.0 million limit per officer, and we do not anticipate that the non performance-based compensation to be paid to our executive officers for fiscal 2007 will exceed that limit.
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, implementing Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements, including certain severance arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions that became effective January 1, 2005.
Executive Compensation Components for 2006
     The principal elements of our executive compensation program for 2006 were:
•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options;

•	employment and change in control benefits;

•	limited perquisites; and

•	other benefits made generally available to our employees.
     In allocating compensation across these elements, the compensation committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, the compensation committee seeks to place a significant percentage of an executive’s compensation at risk, subject to achievement of specific performance objectives and long-term equity value creation. In addition, the committee generally tends to place a greater proportion of total compensation at risk for those named executive officers having greater responsibility for, and ability to influence, overall company performance.
Base Salary
     Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, base salaries are generally set at levels believed to attract and retain executives by providing sufficient current income, and to reward individual performance and contributions to our overall business objectives, but without detracting from the executives’ incentive to realize additional compensation through our performance-based compensation programs and stock options.
     Base salaries are reviewed annually by the compensation committee following the end of each fiscal year, and are adjusted based upon the committee’s review of the level of responsibility and experience, performance and comparative market data. In utilizing comparative data, the compensation committee seeks to set salaries at approximately the 50th percentile for those experienced in the relevant position. Performance is reviewed for both the company (based upon achievement of strategic initiatives) and each individual executive. As a result of the committee’s evaluation of these factors, base salaries may be adjusted by the committee to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.
     For fiscal 2006, base salaries paid to our named executive officers, other than Mr. Heggestad, who joined the company on December 18, 2006, differed from 2005 levels as follows:

	Base Salary Paid in
Name	2005		2006		% Change
Martin J. Emerson	$299,615		$327,692		9%
Carmen L. Diersen	$243,846		$263,000	(1)	8%
Ross A. Longhini	$238,969		$268,462		12%
Stephen J. McGill	$209,225	(2)	$244,416		17	%(3)
John F. Nealon	$202,587		$229,300		13%

(1)	Reflects Ms. Diersen’s base salary as established for 2006. The actual amount paid to Ms. Diersen in base salary for 2006 was below this level, due to her departure in September, 2006.

(2)	Mr. McGill’s 2005 salary was paid in pounds sterling through April 5, 2005. This portion of the amount shown is converted using currency exchange rates in effect from January through April, 2005. At the time Mr. McGill’s relocation was negotiated and his salary in U.S. dollars was established, the effective exchange rate indicated an effective U.S. equivalent salary for 2005 of approximately $205,000.

(3)	Attributable to exchange rate factors, as noted in note (2) and merit based and promotional increases, as noted below.
     The increases in the base salaries for the named executive officers from 2005 to 2006 are attributable to the following:
•	merit-based increases for both individual and company performance during 2005 in the case of Mr. Emerson, Ms. Diersen, Mr. Longhini and Mr. McGill;

•	additional compensation related to increased responsibilities in connection with the Laserscope acquisition during 2006 in the case of Mr. Nealon and Mr. McGill;

•	base salary increases granted in connection with promotions in 2006, in the case of Mr. Longhini and Mr. McGill; and

•	a market-based increase, in the case of Mr. Emerson.
     Mr. Emerson’s base salary as a new CEO in 2005 was initially set well below the 50th percentile of comparable company data, and the increase from 2005 to 2006 in his base salary also reflects the compensation committee’s desire to bring his base compensation closer to the 50th percentile within the comparable salary range.

     Upon joining the company, Mr. Heggestad’s base salary was set at $265,000, as a result of the committee’s assessment of the responsibilities of the CFO position, market data for those responsibilities and his most recent compensation.
Short-Term Incentive Compensation
     In fiscal 2006, we provided executives with the opportunity to earn short-term cash incentive compensation through our Executive Variable Incentive Plan, which we refer to as the “EVIP.”
     The EVIP is designed to reward named executive officers for achieving and surpassing specified company financial goals related to company growth and business improvement, and to align named executives’ interests with shareholder interests We believe the EVIP to be a valuable element of executive compensation because it offers a means for executives to realize significant, additional near-term cash compensation on top of base salary as a reward for promoting equity appreciation through sales growth, operating profit and prudent capital investment. The EVIP intentionally excludes rewards based upon individual performance in order to promote a cohesive, performance-focused culture among our executive team and align the interests of our executives and senior management, as a group, with our financial goals.
     Under the terms of the EVIP, our named executive officers, as well as other executives of our company, are eligible to earn quarterly cash incentive payments based on our quarterly financial performance. In February 2006, the compensation committee and our board of directors established initial annual target dollar bonus amounts under the EVIP for each named executive officer, based upon the executive’s level of responsibility within the company. These targets are subject to increase based upon promotions and, as discussed below, were increased for two of our named executive officers during the fiscal year.
     For 2006, quarterly financial performance was measured using the following formula:
•	10% of the product of the quarter’s year-over-year percentage sales growth rate, less 4%, and the quarter’s year-over-year increase in sales dollars; and

•	1.9% of operating income, net of a cost of capital charge of 15% annually of net non-cash assets employed in the business.
     Each quarter, the actual results for the four trailing quarters were weighted to calculate the actual bonus performance for payout. The quarters were weighted 40% for the most recent quarter and 20% for each of the three previous quarters, and each quarterly measurement was compared to planned levels of quarterly financial performance to determine an overall percentage achievement factor. This factor was then applied to 25% of each executive’s annual target bonus to determine the quarterly payout amount.
     Planned levels of quarterly financial performance are derived from our overall fiscal year operating plan, established by senior management and approved by our board of directors, and take into account a variety of factors, the most material of which are our prior year results, as well as our expected economic and market influences, and our business opportunities, investment requirements and competitive situation. If there is a material unanticipated event such as an acquisition, actual results may be adjusted to exclude the event for purposes of the EVIP, or the operating plan may be adjusted to reflect the event. Any such proposed adjustment will be approved by the compensation committee. The operating plan requires performance at levels intended to positively impact shareholder value, and reflects moderately aggressive to aggressive goals that are attainable, but not certain. In addition, the portion of the 2006 EVIP calculated on sales growth included a 4% “hurdle,” as noted above, requiring performance to exceed operating plan performance by this measure before any incentive payment was earned.
     The following sets forth the annual EVIP target bonus in dollars and as a percentage of base salary actually paid in 2006 (except as noted, in the case of Ms. Diersen) and the total quarterly payments paid for 2006 for each of our named executive officers other than Mr. Heggestad, who did not participate in the EVIP during 2006.

	2006 EVIP	Target as % of Base	Total 2006
Name	Target	Salary Paid in 2006	EVIP Payments
Martin J. Emerson	$198,000	60%	$215,624
Carmen L. Diersen(1)	$118,350	45%	$69,059
Ross A. Longhini	$128,050	48%	$138,515
Stephen J. McGill	$98,063	40%	$107,603
John F. Nealon	$88,000	38%	$95,832

(1)	Based upon Ms. Diersen’s base salary of $263,000 as established for fiscal 2006.
     Because payout is determined as a factor of corporate performance measured against plan, all of our named executive officers other than Ms. Diersen received payouts of 108-110% of target opportunities, given our 2006 performance results. Ms. Diersen’s payout percentage was 58% percent of her target amount, reflecting amounts earned and paid for the first two quarters of fiscal 2006 prior to her departure in September, 2006. Target amounts for Mr. Longhini and Mr. McGill reflect promotion-based increases that applied to portions of fiscal 2006. Mr. Longhini’s annual target was increased from $116,100 to $140,000 for the second half of fiscal 2006 following his promotion in April, and Mr. McGill’s annual target was increased from $94,000 to $110,250 for the fourth quarter of fiscal 2006 following his promotion in July 2006, in each case to reflect increased responsibility for and ability to influence overall company results.
Long-Term Incentive Compensation – Stock Options.
     Consistent with our compensation philosophies related to performance-based compensation, long-term shareholder value creation and alignment of executive interests with those of shareholders, we make significant grants of long-term incentive compensation, in the form of stock options, to our named executive officers, to our other executive officers and across our organization generally.
     For our named executive officers, we believe that stock options offer the best incentives and tax attributes necessary to motivate and retain such individuals to enhance overall enterprise value. Stock options provide named executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.” This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase shareholder value.
     Our stock options generally vest over a period of four years, with 25% of the shares underlying the stock option vesting at the end of the calendar quarter closest to the first year anniversary of the date of grant, and 6.25% of the shares underlying the stock option vesting at the end of each calendar quarter thereafter. However, the board may from time to time grant options that vary from this vesting schedule. Our policy is to only grant options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.
     We generally grant options to our named executive officers upon initial employment and thereafter on an annual basis. Other employees are granted stock options or restricted stock upon initial employment and thereafter on a performance and promotion basis. Annual named executive officer option grants are generally made early in the year, in conjunction with annual base salary determinations and establishment of the EVIP targets and metrics for the year. From time to time we may make one-time grants to recognize promotion or consistent long-term contribution, or for specific incentive purposes. The compensation committee, which has been delegated the authority to administer our 2005 Stock Incentive Plan under which we make equity awards, has adopted a stock option grant policy regarding the times at which grants will generally be made. Under this policy, annual grants to named executive officers are made at the time of the first board meeting during the fiscal year, promotion grants to named executive officers are made at the time of the next compensation committee meeting following the promotion, and new executive officer hire grants are made either at the compensation committee meeting preceding the date of employment (subject to pricing on the start date) or by the compensation committee as soon as practicable immediately following the hire date. We do not have any program, plan or practice to time stock option or other equity award grants to executive officers or to any other recipients in coordination with the release of material non-public information.

     In granting stock options to named executive officers for fiscal 2006, the compensation committee used comparative compensation data from the surveys cited above, and considered each named executive officer’s role and responsibilities, ability to influence long-term value creation, retention and incentive factors and current stock and option holdings at the time of grant, as well as individual performance, which is a significant factor in the committee’s decisions. Although we do not have any detailed stock retention or ownership guidelines, the company’s board of directors and the compensation committee generally encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management, and view stock options as a means of furthering this goal. The company will continue to evaluate whether to implement a stock ownership policy for its officers and directors.
     Information regarding the stock option grants made to our named executive officers for fiscal 2006 is included in the Summary Compensation Table—2006 on pages 20-22 in the Grants of Plan-Based Awards—2006 Table on page 24, and in the Outstanding Equity Awards at Fiscal Year-end—2006 Table on pages 26-27.
     Annual grant levels for named executive officers, other than our Chief Executive Officer, have typically been in the range of 25,000 to 50,000 shares, and annual grants to our Chief Executive Officer in each of the last two years have been 100,000 shares, although there are no established guidelines. In early 2006, Mr. Emerson was granted options to purchase 100,000 shares, Ms. Diersen and Mr. Longhini were each granted options to purchase 50,000 shares, Mr. McGill was granted options to purchase 45,000 shares, and Mr. Nealon was granted options to purchase 25,000 shares. In connection with Mr. Longhini’s promotion to the key position of Chief Operating Officer in June, 2006, he was granted options to purchase an additional 50,000 shares in recognition of his promotion and additional role and responsibilities. Mr. Heggestad’s grant of options to purchase 175,000 shares upon hire was commensurate with his position and the relationship to other officer grant sums.
Certain Employment and Change in Control Agreements
     During fiscal 2006, we were a party to executive employment agreements with Mr. Emerson, Mr. Longhini and Ms. Diersen, and, upon his employment, we entered into an executive employment agreement with Mr. Heggestad. We are also a party to a letter agreement and an employment agreement with Mr. McGill, originally entered into in connection with his relocation from Scotland to the United States in the spring of 2005. The terms of these agreements as currently in effect are described under the heading “Executive Compensation—Summary of Compensation—Employment and Relocation Agreements” on pages 22-23, and include provisions requiring us to continue to pay salary, benefits and, in the case of Mr. McGill, repatriation costs, upon certain events, all as more fully described under the heading “Executive Compensation—Potential Payments upon Termination or Change in Control—Employment Agreement Termination Benefits” on pages 28-29.
     We also entered into change in control agreements with each of our senior management officers, including our named executive officers, in March 2007, as described in detail under the heading “Executive Compensation—Potential Payments upon Termination or Change in Control—Change in Control Severance Agreements” on pages 29-32.
     These severance and change in control agreements are an important element in our executive compensation program. Severance commitments help us attract and retain key management talent by assuring our key executives a level of economic security in the event of their termination without cause. Similarly, our change in control agreements provide our named executive officers with a measure of economic security in the event of any change in control, as well as additional incentives, through equity acceleration, to execute and complete any change in control transaction that the board of directors believes is in the best interests of our stockholders. We believe similar protection is typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.
     As described in more detail below, we have structured our change in control agreements to provide for acceleration of outstanding options and equity awards upon completion of a change in control, regardless of any impact on the executive’s employment, but have linked salary, bonus and benefits protections to subsequent actual or constructive termination within a period of twelve months following a change in control. We believe that it is important to accelerate equity awards in this manner as it better aligns our executives’ interests with those of our stockholders by allowing them to participate fully in the benefits of the change in control as to all of their equity. Conversely, we believe that other payments should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

Limited Perquisites; Other Benefits
     It is generally our policy not to extend significant perquisites to our executives beyond those that are available to our employees generally, such as 401(k) matching contributions and health, dental and life insurance benefits. In addition, employees who terminate employment after age 40 with 15 or more years of service are eligible for coverage under our retiree health plan until they attain age 65. We pay a portion of the cost for retirees who were hired by us prior to January 1, 2000. Retirees who were hired on or after January 1, 2000 are responsible for the full cost of coverage. We do not provide pension arrangements for our executives or employees.
     We do, however, maintain an unfunded nonqualified deferred compensation plan that is described under the heading “Executive Compensation—Summary of Compensation—Non-funded Deferred Compensation and Supplemental Savings Plan” on page 23, in which our named executive officers participate.
     In addition, in 2006 we paid certain amounts to or on behalf of Mr. McGill pursuant to commitments made to him in connection with his relocation from Scotland in 2005. For 2006, these included moving-related expenses of $44,709 (such amount includes tax gross-up payments on part of these payments), an auto allowance of $14,400, “effective purchaser premiums” of $6,000, payments for tax assistance of $250, and payments for home leave air travels to Scotland of $13,371 (such amount includes tax gross-up payments on these payments). Pursuant to the terms of his relocation agreement, we agreed to contribute to Mr. McGill’s personal pension plan in the U.K. in lieu of paying Mr. McGill matching 401(k) plan or supplemental savings contributions under our non-qualified savings plan. Such contributions are reported as additional compensation in the Summary Compensation Table.
Total Compensation Mix
     The table below illustrates how total compensation for our named executive officers for 2006 was allocated between “at-risk” and base salary components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. When applicable, the table utilizes the equity values included in the Summary Compensation Table based upon 2006 financial statement expensing.

	Total Compensation Mix
	(base salary, annual cash incentives and long-term equity incentives)
	% of Total Compensation(1)		% of Performance Based		% of Total Compensation(1)
	that is:		Total Compensation that is:		that is:
		Base			Cash	Equity
	“At Risk” (2)	Salary (3)	Annual (4)	Long-Term (5)	Based (6)	Based (7)
Martin J. Emerson	73%	24%	22%	78%	40%	57%
Carmen L. Diersen	72%	23%	13%	87%	32%	63%
Mark A. Heggestad	52%	48%	N/A	100%	48%	52%
Ross A. Longhini	78%	20%	14%	86%	31%	67%
Stephen J. McGill	63%	25%	17%	83%	36%	52%
John F. Nealon	62%	35%	24%	76%	50%	47%

(1)	Because perquisites and other components reported in the all other compensation column of the Summary Compensation Table are included in the total compensation amount, the named executive officer’s sum of the percentages of “at risk” and base salary components of compensation and sum of the percentages of cash based and equity based components of compensation will not equal 100% (except in the case of Mr. Heggestad who did not receive any perquisites or other compensation in 2006).

(2)	Annual cash incentives plus long-term equity incentives divided by total compensation

(3)	Base salary divided by total compensation

(4)	Annual cash incentives divided by annual cash incentives plus long-term equity incentives

(5)	Long-term equity incentives divided by annual cash incentives plus long-term equity incentives

(6)	Base salary plus annual cash incentives divided by total compensation

(7)	Long-term equity incentives divided by total compensation
     The above table illustrates general alignment of our 2006 named executive officer compensation with our overall compensation objective and philosophies of emphasizing performance-based and long-term, equity-based compensation, taking into account the impact of Ms. Diersen’s departure and Mr. Heggestad’s hiring on their comparative percentages.
EXECUTIVE COMPENSATION
Compensation Committee Report
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 30, 2006 with management. Based on the foregoing reviews and discussions, the compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 30, 2006 and the proxy statement for the 2007 Annual Meeting of Stockholders to be held on May 30, 2007.
Albert Jay Graf (Chair)
Elizabeth H. Weatherman
D. Verne Sharma.
     The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Summary of Compensation
     The following table shows the compensation awarded to, earned by or paid to our named executive officers and Ms. Burchill during the fiscal year ended December 30, 2006.
SUMMARY COMPENSATION TABLE—2006

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	Total ($)
Martin J. Emerson	2006	$327,692	—	$764,612	$215,624	$40,317	$1,348,245
President and Chief Executive Officer

Mark A. Heggestad(4)	2006	$10,192	—	$11,226	—	—	$21,418
Executive Vice President, Chief Financial Officer

Carmen L. Diersen(5)	2006	$176,646	—	$478,638	$69,059	$33,115	$757,458
Former Executive Vice President, Chief Financial Officer

Jill D. Burchill(6)	2006	$208,987	$25,000	—	—	—	$233,987
Former Interim Chief Financial Officer

Ross A. Longhini	2006	$268,462	—	$884,965	$138,515	$19,732	$1,311,674
Executive Vice President, Chief Operating Officer

Stephen J. McGill	2006	$244,416	—	$508,576	$107,603	$119,139	$979,734
Senior Vice President, Global Sales

John F. Nealon,	2006	$229,300	—	$304,116	$95,832	$17,567	$646,815
Senior Vice President, Business Development

(1)	Reflects the dollar amount recognized for each named executive officer for financial statement reporting purposes with respect to the fiscal year ended December 30, 2006 in accordance with FAS 123R, but excludes any impact of assumed forfeiture rates. The table reflects the actual forfeiture by Ms. Diersen of options to purchase 313,750 shares upon her termination in September 2006. We refer you to Note 11 to our consolidated financial statements for the fiscal year ended December 30, 2006 for a discussion of the general assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 30, 2006 in accordance with FAS 123R. The specific assumptions used in the valuation of each option grant are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option
03/04/2002	3.00%	0.00%	61.75%	5.0 years
04/01/2002	3.00%	0.00%	61.75%	5.0 years
12/16/2002	3.00%	0.00%	61.75%	5.0 years
01/02/2003	3.81%	0.00%	43.20%	7.0 years
02/07/2003	3.81%	0.00%	43.20%	7.0 years
02/18/2004	3.56%	0.00%	42.15%	6.4 years

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option
03/09/2004	3.56%	0.00%	42.15%	6.4 years
01/24/2005	3.95%	0.00%	38.80%	6.8 years
05/06/2005	3.87%	0.00%	38.10%	3.9 years
05/06/2005	3.08%	0.00%	38.10%	3.1 years
05/06/2005	3.08%	0.00%	38.10%	3.7 years
06/20/2005	3.78%	0.00%	38.10%	4.0 years
06/20/2005	3.78%	0.00%	38.10%	3.5 years
02/09/2006	4.55%	0.00%	36.41%	5.3 years
06/15/2006	5.03%	0.00%	36.73%	5.2 years
12/18/2006	4.57%	0.00%	35.71%	5.8 years
(2)	Represents amounts earned under the 2006 Executive Variable Incentive Plan, which is described in more detail under the heading “—Grants of Plan-Based Awards—2006 Executive Variable Incentive Plan.”

(3)	The amounts shown in this column include the following with respect to each named executive officer, other than Mark A. Heggestad and Jill A. Burchill who were not paid any other compensation that is not reported in another column of the table above:

					Life		PTO Payout
	401(k)	Profit	Supplemental	UK	Insurance	Expatriate-	upon	Spousal
Name	Match(a)	Sharing(b)	Match(c)	Pension(d)	Premiums	related(e)	Termination	Travel(f)
Martin J. Emerson	$8,800	$4,257	$11,888	—	$741	—	—	$14,631
Carmen L. Diersen	$6,135	$4,257	$4,994	—	$440	—	$17,290	—
Ross A. Longhini	$8,800	$4,257	$6,101	—	$575	—	—	—
Stephen J. McGill	—	$4,257	—	$20,934	$437	$78,730	—	$14,781
John F. Nealon	$4,527	$4,257	$7,314	—	$469	—	—	—

(a)	Represents matching amounts contributed by the company under our 401(k) plan.

(b)	Represents discretionary profit sharing contributions by the company under our 401(k) plan. An equal profit-sharing amount is given to all full-time AMS’ employees eligible under the plan.

(c)	Represents matching amounts contributed by the company under our Non-Funded Deferred Compensation and Supplemental Savings Plan. These amounts are also set forth under the column “AMS Contributions in FY 2006” in the Nonqualified Deferred Compensation table below.

(d)	Represents amounts contributed by us to Mr. McGill’s personal pension plan that he previously established and currently maintains in the UK pursuant to the agreement entered into with Mr. McGill described in more detail below under the heading “—Employment and Relocation Agreements.” These amounts are reflected in U.S. dollars but were contributed in pounds sterling. Conversion into U.S. dollars was based on the conversion rate used for our financial statement reporting purposes at the end of each month during 2006. The conversion rates used were in a range of one pound sterling to $1.73978 and one pound sterling to $1.95930. A UK personal pension plan is a UK approved self-directed retirement account maintained by an individual, at least 75% of which must be used at retirement (between age 50 and 75) to purchase an annuity that pays an annual pension benefit for life.

(e)	Represents the following expatriate-related benefits provided under the agreement entered into with Mr. McGill described in more detail below under the heading “—Employment and Relocation Agreements”:
•	$14,992 in closing cost payments to purchase his home in Minnesota,

•	$20,000 in a relocation allowance payments and $9,717 in tax gross-up payment for such payments,

•	$14,400 in auto allowance payments,

•	$6,000 in effective purchaser premium payments,

•	$250 in payments to PricewaterhouseCoopers for tax assistance, and

•	$13,371 for Mr. McGill’s wife’s home leave air travels to Scotland and tax gross-up payment for such payments. Even though we are required to also provide Mr. McGill airfare once a year to visit Scotland, we have not included the cost of his airfare because his trip to Scotland coincided with business performed in Scotland and there was no incremental cost to the company to provide such airfare.
(f)	Represents travel expenses, and tax gross-up payments on such expenses, for the spouses of Mr. Emerson and Mr. McGill to accompany them on the sales force incentive trip.
(4)	Mr. Heggestad was appointed as our chief financial officer effective as of December 18, 2006.

(5)	Ms. Diersen resigned from her position as chief financial officer effective as of September 3, 2006.

(6)	Ms. Burchill, a financial executive consultant for Salo, LLC, a Minneapolis-based executive consulting firm, served as our interim chief financial officer from September 4, 2006 through December 18, 2006. Pursuant to the Services Agreement and Statement of Work that we entered into with Salo, LLC on August 8, 2006, which memorialized the terms by which Salo provided Ms. Burchill’s services as our interim chief financial officer, we paid Salo for Ms. Burchill’s engagement at an hourly rate of $225 and an hourly rate of $275 for overtime. The amounts reported for Ms. Burchill’s salary represents the amounts paid to Salo for Ms. Burchill’s services. We do not know the arrangement between Salo and Ms. Burchill regarding the amounts Salo pays to Ms. Burchill for her services to Salo. The amounts reported in the bonus column represents a bonus that we paid directly to Ms. Burchill. For more information regarding Ms. Burchill’s compensation and her discretionary bonus, see the discussion under the heading “Compensation Discussion and Analysis.”
Employment and Relocation Agreements.
          We have entered into employment agreements with Mr. Emerson, Mr. Longhini, and Mr. Heggestad. All of the employment agreements have an initial term of two years and automatically renew for successive one-year periods until either the executive provides or we provide notice of termination. The agreements generally provide for base salary, participation in incentive compensation plans adopted by the board of directors, and, if the agreement was entered into at the time of the executive’s initial employment, an initial grant of options to purchase shares of our common stock. The salary and bonus we have paid and the stock options we have granted to the named executive officers in fiscal year 2006 are included in the Summary Compensation Table above. The agreements also entitle the executives to participate in our other standard benefit programs and contain customary confidentiality and non-competition provisions. In addition, these agreements provide that in connection with the termination of their employment in certain circumstances, the company is required to make certain payments to the executive officer as described in detail below under the heading “—Potential Payments Upon Termination or Change in Control—Employment Agreement Termination Benefits.”
          Mr. McGill relocated from Scotland to the United States in the spring of 2005. Pursuant to a letter agreement with Mr. McGill dated March 31, 2005, we provided for certain benefits related to his relocation to the United States, including our agreement to make certain contributions to Mr. McGill’s UK personal pension plan, effective purchaser premium payments, which represent an estimate of the purchasing inefficiencies that an expatriate such as Mr. McGill might experience in transitioning from buying goods in Scotland to buying goods in the United States, in the amount of $1,000 per month from May through October 2005, $750 per month from November 2005 through April 2006, and $500 per month from May through October 2006, a car allowance equal to $1,200 per month, reimbursement for tax assistance limited to filing Mr. McGill’s home and host country tax returns and compliance with the local tax laws of both countries, reimbursement for two home leave, economy air fares to Scotland for Mr. McGill and his wife each year, and two months’ base pay for miscellaneous moving expenses. We subsequently entered into our standard at-will employment agreement with Mr. Gill on April 7, 2005 that contains customary confidentiality, invention assignment and non-competition provisions. In addition, Mr. McGill’s employment agreement sets forth the monthly contributions made by us to his UK personal pension plan based on his compensation as follows: 7% from age 40-45, 10% from age 46-50, 11% from age 51-55, and 12% after age 55. The amounts contributed by the company to the UK personal pension plan on his behalf, as well as the other benefits provided to him during 2006 pursuant to his agreement, are set forth in the All Other Compensation column of the Summary Compensation Table above and identified and quantified in footnote 3. In addition, the letter agreement provides that in connection with the termination of his employment in certain circumstances, the company is required to repatriate Mr. McGill, his family and his belongings to Scotland and make certain payments to him as described in detail under the heading “—Potential Payments Upon Termination or Change in Control—Employment Agreement Termination Benefits.”
Change in Control Severance Agreements
          We have entered into agreements with our current executive officers that require us to provide compensation to them in the event of a termination of their employment in connection with a change in control of our company as described in detail under the heading “—Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements.”
Non-Funded Deferred Compensation and Supplemental Savings Plan.
          We maintain an unfunded, nonqualified deferred compensation plan to provide certain management employees, including all of our named executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code, as described in more detail under the heading “—Nonqualified Deferred Compensation” below.
Indemnification Agreements.
          We have entered into indemnification agreements with our executive officers under which we are required to indemnify such individuals against expenses, judgments, fines, settlements and amounts actually and reasonably incurred by the executive officer arising out of performance of his or her duties to the company and to advance expenses, provided that the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.
Total Compensation Mix
          See under the heading “Compensation Discussion and Analysis—Total Compensation Mix” for a tabular illustration of how total compensation for our named executive officers for 2006 was allocated between “at risk” and “base” components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. In addition, see the table under “Compensation Discussion and Analysis—Executive Compensation Components for 2006—Short-Term Incentive Compensation” for a tabular presentation of the 2006 EVIP target level as a percentage of the named executive officer’s base salary.
Grants of Plan-Based Awards
          The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended December 30, 2006. Plan-based awards were granted to our named executive officers during 2006 under the 2006 Executive Variable Incentive Plan (EVIP) and the 2005 Stock Incentive Plan (2005 SIP). The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.

GRANT OF PLAN-BASED AWARDS—2006

		Estimated Possible	All Other Option		Grant Date
		Payouts Under Non-	Awards: Number	Exercise or	Fair Market
		Equity Incentive Plan	of Securities	Base Price of	Value of
		Awards(2)	Underlying	Option	Option
Name(1)	Grant Date	Target ($)	Options (#)(3)	Awards ($/Sh)	Awards(4)
Martin J. Emerson
EVIP	02/09/06	$198,000	—	—	—
2005 SIP	02/09/06	—	100,000	$21.38	$867,370
Mark A. Heggestad
EVIP	—	—	—	—	—
2005 SIP	12/18/06	—	175,000	$18.75	$1,378,895
Carmen L. Diersen
EVIP	02/09/06	$118,350	—	—	—
2005 SIP	02/09/06	—	50,000	$21.38	$433,685
Ross A. Longhini
EVIP	02/09/06	$128,050	—	—	—
2005 SIP	02/09/06	—	50,000	$21.38	$433,685
2005 SIP	06/15/06	—	50,000	$16.475	$339,975
Stephen J. McGill
EVIP	02/09/06	$98,063	—	—	—
2005 SIP	02/09/06	—	45,000	$21.38	$390,316
John F. Nealon
EVIP	02/09/06	$88,000	—	—	—
2005 SIP	02/09/06	—	25,000	$21.38	$216,842

(1)	Ms. Burchill was not granted any plan-based awards.

(2)	The amount in the target column represents potential target payouts under the 2006 Executive Variable Incentive Plan, the material terms of which are described in more detail below under the heading “—2006 Executive Variable Incentive Plan.” There were no threshold or maximum amounts for payouts under the plan in 2006. The actual amounts earned in 2006 for each named executive officer based on the achievement of the performance criteria underlying the grant is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(3)	Represents options granted under our 2005 Stock Incentive Plan, the material terms of which are described in more detail below under the heading below “—2005 Stock Incentive Plan.”

(4)	We refer you to Note 11 to our consolidated financial statements for the fiscal year ended December 30, 2006 for a discussion of the general assumptions made in calculating the grant date fair value of option awards. The specific assumptions used in the valuation of these options are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option

02/09/2006	4.55%	0.00%	36.41%	5.3 years
06/15/2006	5.03%	0.00%	36.73%	5.2 years
12/18/2006	4.57%	0.00%	35.71%	5.8 years
          2006 Executive Variable Incentive Plan.
          The 2006 Executive Variable Incentive Plan provides incentive compensation for senior management, including executive officers. In February 2006, the compensation committee and the board of directors established a target bonus for each then-current named executive officer based upon his or her position, which was then aggregated with the target bonuses for all other participants to establish the bonus pool. The actual pool contribution was calculated at the end of each fiscal quarter based upon each fiscal quarter’s year-over-year sales growth rate, each quarter’s year-over-year increase in sales dollars and a measure of operating income using the following formula: 10 percent of (A) the product of (x) each fiscal quarter’s year-over-year sales growth rate (percent) less 4.0 percent and (y) each quarter’s year-over-year increase in sales dollars; plus (B) 1.9 percent of operating income in excess of a capital charge (15 percent annually of net non-cash assets employed in the business). Each quarter, the actual pool contributions for four quarters (the current plus three past quarters) were weighted 40 percent for the most recent and 20 percent for each of the three previous quarters and compared to the plan level to generate a percent of plan achievement. This percent was applied against the participant’s target bonus for the quarter, which is 25 percent of the total year target, resulting in a quarterly bonus payment per individual. The bonus is paid quarterly throughout the year. The target payouts for each named executive officer for the grant of the award in 2006 is set forth in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column in the Grants of Plan-Based Awards table above. The actual amount earned in 2006 for each named executive officer based on the achievement of the performance criteria underlying the grant is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.
2005 Stock Incentive Plan
          Under the terms of our 2005 Stock Incentive Plan, our named executive officers, in addition to non-employee directors and other employees and individuals, are eligible to receive equity compensation awards in the form of stock options, stock appreciation rights, restricted stock awards, stock unit grants, performance awards and stock bonuses. To date, only stock options and restricted stock awards have been granted under the plan; however, none of our named executive officers have been granted a restricted stock award. The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. To the extent that any shares subject to outstanding options under our prior 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of December 30, 2006, we have granted options to purchase shares for an aggregate of 17,324,807 shares (net of forfeitures) under both plans and 4,365,017 shares remain available for future grants under our 2005 Stock Incentive Plan.
          Under the terms of the 2005 Stock Incentive Plan, options are granted with an exercise price equal to the fair market value of a share of common stock on the date of grant. For purposes of the plan, the “fair market value” of a share of our common stock on the date of grant is the average of the reported high and low sale prices of our common stock as of the date of grant during the regular trading session, as reported on the Nasdaq Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote). We believe that the use of the average of the high and low market price on the date of grant, rather than the closing market price on the date of grant, removes potential same day stock volatility. The exercise price of the options granted to our named executive officers in 2006 was not less than the closing market price, as reported on the Nasdaq Global Select Market, on the grant date. Options generally become exercisable with respect to twenty-five percent of the shares on the last day of the calendar quarter that is closest to the first anniversary date of the grant. The remaining shares underlying the options vest in 6.25 percent increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant. Options granted under our 2005 Stock Incentive Plan expire, if not exercised, seven years after the date of grant.
          As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements,” the Change in Control Severance Agreement provides that upon a change in control all of the executive officer’s unvested stock options will vest and be immediately exercisable in full and will remain exercisable until two years after the date of the change in control or the date of the executive’s termination of employment with the company, whichever is later, but in no event after the expiration date of any stock option.
Outstanding Equity Awards at Fiscal Year End
          The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at December 30, 2006. We have not granted any other stock awards, such as restricted stock or restricted stock units, to our named executive officers. We do not have any equity incentive plan awards outstanding at December 30, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2006

	Option Awards
		Number of
		Securities
	Number of Securities	Underlying
	Underlying	Unexercised	Option
	Unexercised Options	Options (#)	Exercise
Name(1)	(#) Exercisable	Unexercisable(2), (3)	Price ($)	Option Expiration Date
Martin J. Emerson	5,000	—	$4.425	04/19/2011
	13,348	—	$10.719	03/03/2012
	87,500	112,500	$19.690	05/05/2012
	5,005	1,669	$7.995	02/06/2013
	—	*100,000	$21.380	02/08/2013
	68,750	31,250	$14.940	02/17/2014

Mark A. Heggestad	—	175,000	$18.750	02/17/2013

Carmen L. Diersen	37,500	— (4)	$19.690	06/03/2007	(5)
	248,355	— (4)	$14.428	06/03/2007	(5)(6)

Ross A. Longhini	35,000	45,000	$19.690	05/05/2012
	283,774	25,000	$8.080	01/01/2013
	—	50,000	$21.380	02/08/2013
	—	50,000	$16.475	06/14/2013
	68,750	31,250	$14.940	02/17/2014

Stephen J. McGill	9,375	20,625	$19.960	06/19/2012
	15,625	3,125	$8.095	12/15/2012
	—	45,000	$21.380	02/08/2013
	21,875	21,875	$14.940	02/17/2014
	35,000	45,000	$19.723	01/23/2015

John F. Nealon	200,000	—	$10.598	12/31/2011
	17,500	22,500	$19.690	05/05/2012
	46,875	3,125	$7.995	02/06/2013
	—	25,000	$21.380	02/08/2013
	20,625	9,375	$14.940	02/17/2014
	21,875	28,125	$19.723	01/23/2015

(1)	Ms. Burchill was not granted any equity awards.

(2)	Upon the occurrence of a change in control, the unvested and unexercisable options set forth in this column will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussions under the headings “Potential Payments Upon Termination or Change in Control—Change in Control Severance Agreements” and “ —Potential Payments to Named Executive Officers.”

(3)	Options generally become exercisable with respect to twenty-five percent of the shares on the last day of the calendar quarter that is closest to the first anniversary date of the grant. The remaining shares underlying the options vest in 6.25 percent increments on the last day of each calendar quarter after the initial vesting date, as long as the named executive officer is providing services on each of these dates, so that the entire option is fully vested four years after the date of grant.

*	For example, Mr. Emerson was granted an option to purchase 100,000 shares on February 9, 2006. Of the 100,000 options that were unexercisable as of December 30, 2006, 25,000 vested on December 31, 2006. Of the remaining 75,000 shares underlying the option, 6,250 vested on March 31, 2007 and 6,250 will vest on the last day of each calendar quarter thereafter through December 31, 2009.

(4)	Ms. Diersen forfeited her unvested options as of her termination date of September 3, 2006.

(5)	The original expiration dates for these options were May 5, 2012 and March 8, 2014, respectively. After Ms. Diersen’s resignation, however, her outstanding, vested options only remain exercisable for nine months from her termination date of September 3, 2006.

(6)	Ms. Diersen exercised this option after fiscal year end on February 2, 2007 to purchase 54,559 of the shares underlying the option and on February 5, 2007 to purchase the remaining 193,796 of the shares at an exercise price of $14.4275 per share.
Options Exercised and Stock Vested During Fiscal Year
          The following table provides information regarding the exercise of stock options during the fiscal year ended December 30, 2006, on an aggregated basis, by each of our named executive officers that exercised options during the year. No restricted stock or restricted stock units have been granted to our named executive officers.
OPTION EXERCISES—2006

	Option Awards
	Number of Shares	Value Realized
	Acquired on	on Exercise
Name(1)	Exercise (#)	($)(2)
Carmen L. Diersen	10,395	$29,912
Ross A. Longhini	66,226	$887,305

(1)	Ms. Burchill was not granted any equity awards. None of Martin J. Emerson, Mark A. Heggestad, Stephen J. McGill and John F. Nealon exercised options in the fiscal year ended December 30, 2006.

(2)	The aggregate dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the mean between the reported high and low sale prices of our common stock as of the date of exercise during the regular trading session, as reported on the Nasdaq Global Select Market (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote), and the exercise price of the options.
Nonqualified Deferred Compensation
          The following table provides information regarding our Non-Funded Deferred Compensation and Supplemental Savings Plan, our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified, during the fiscal year ended December 30, 2006 for each of our named executive officers.
NONQUALIFIED DEFERRED COMPENSATION—2006

	Executive	AMS
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance at
Name(1)	FY 2006 ($)(2)	FY 2006 ($)(3)	in FY 2006 ($)	Last FY ($)(4)
Martin J. Emerson	$17,832	$11,888	$7,119	$86,709
Carmen L. Diersen	$11,170	$4,994	$3,485	$32,809
Ross A. Longhini	$15,252	$6,101	$3,461	$45,682
John F. Nealon	$27,429	$7,314	$21,318	$166,413

(1)	Ms. Burchill was not eligible to participate in our plan, and Mark A. Heggestad did not participate. As noted above, Stephen J. McGill elected to continue under his UK personal pension plan in lieu of participating in our 401(k) plan and this non-qualified savings plan at the time of his relocation from Scotland to the United States.

(2)	Represents amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” column in this year’s Summary Compensation Table that were deferred under the plan. No amounts reported in the Summary Compensation Table for fiscal year 2005 were paid and deferred in 2006.

(3)	Consists of amounts included in the “All Other Compensation” column in the Summary Compensation Table. See note 3 to the Summary Compensation Table.

(4)	None of our named executive officers made withdrawals or received distributions from their accounts under the plan; however, Ms. Diersen will be distributed her account balances in April 2007 in connection with her termination.
          The AMS Non-Funded Deferred Compensation and Supplemental Savings Plan is an unfunded nonqualified deferred compensation plan that provides certain management employees, including all of our executive officers, the opportunity to defer receipt of their compensation and receive credit for the matching contribution that is unavailable under our 401(k) plan because of limits imposed by the Internal Revenue Code.
          Participants may defer up to 100% of base salary and annual cash incentive compensation for a calendar year. The matching formula is the same as for all other of our 401(k) plan participants: 100 percent of the deferral up to 2 percent of compensation and 50 percent of the deferrals from 2 percent to 6 percent of compensation. We credit the deferrals and match to a bookkeeping account maintained for each participant. In addition, the participants receive an earnings credit to their account based on the measuring investments selected by the participant from the group of investment funds available under our 401(k) plan, with the exception of the T. Rowe Price Stable Value Fund. As of December 1, 2006, the T. Rowe Price Prime Reserve Fund is available under our Non-Funded Deferred Compensation and Supplemental Savings Plan in lieu of the T. Rowe Price Stable Value Fund available under our 401(k) plan. At that time, we also changed many of the investment funds available under the 401(k) plan. The investment funds and 2006 rate of return for each such fund are as follows: Buffalo Small Cap Fund: 13.95%, Harbor Capital Appreciation Instl. Fund: 2.33%, Harbor Large Cap Value Instl. Fund: 16.11%, Janus Adviser Mid-Cap Value I Fund: 16.03%, Julius Baer International Equity II Fund: 29.02%, T. Rowe Price Equity Income Fund: 19.14%, T. Rowe Price Growth Stock Fund: 14.05%, T. Rowe Price Mid-Cap Growth Fund: 6.79%, T. Rowe Price Small-Cap Value Fund: 16.24%, Vanguard Institutional Index Fund: 15.78%, T. Rowe Price Retirement 2045 Fund: 16.15%, T. Rowe Price Retirement 2040 Fund: 16.24%, T. Rowe Price Retirement 2035 Fund: 16.18%, T. Rowe Price Retirement 2030 Fund: 16.14%, T. Rowe Price Retirement 2025 Fund: 15.44%, T. Rowe Price Retirement 2020 Fund: 14.66%, T. Rowe Price Retirement 2015 Fund: 13.73%, T. Rowe Price Retirement 2010 Fund: 12.84%, T. Rowe Price Retirement 2005 Fund: 11.50%, T. Rowe Price Retirement Income Fund: 9.98%, PIMCO Total Return Instl. Fund: 3.99%, and T. Rowe Price Prime Reserve: 4.56%.
          Participants are always 100% vested in their deferred compensation account and are entitled to receive a distribution of their account balance following termination of their employment with us. Participants with an account balance of $50,000 or more will be paid in two annual installments and participants with an account balance of less than $50,000 will be paid in a single lump sum. In accordance with Section 409A of the Internal Revenue Code, however, these amounts will not be paid out for at least six months following termination of employment.
Potential Payments Upon Termination or Change in Control
          We have entered into certain agreements and maintain certain plans that will require us to provide incremental compensation to our named executive officers upon certain types of terminations, including termination due to a change in control of the company.
Employment Agreement Termination Benefits
          Emerson, Longhini and Heggestad Employment Agreements. As described under the heading “Summary of Compensation—Employment and Relocation Agreements,” we have entered into employment agreements with Mr. Emerson, Mr. Longhini, and Mr. Heggestad. These agreements provide that if we terminate the executive without cause, or upon the automatic termination of his employment due to the executive’s death, we are required to provide the following benefits:
•	continued salary for twelve months at the rate in effect on the date of termination;

•	continued health and welfare benefits (as in effect at the time of termination) for twelve months; and

•	following the end of the 12-month period, health care continuation coverage permitted under COBRA, as if his employment had then terminated.
          In addition to the benefits described above, if we notify the executive that his employment will not be extended pursuant to the agreement without cause, we would be required to pay a pro-rated portion of any incentive bonus for the year in a lump sum based on the executive’s period of employment during the calendar year in which termination occurs.
          For purposes of these agreements, “cause” with regards to a termination other than in connection with a change in control means:
•	failure (except where due to a disability) to perform the executive’s duties which is not corrected within a 30-day cure period;

•	any willful or intentional act that materially injures our reputation or business;

•	continued or repeated unexcused absence;

•	illegal drug use or repeated drunkenness;

•	felony conviction; or

•	fraud or embezzlement committed against the company.
          If the executive accepts other employment or engages in his own business during the twelve-month period, we would be entitled to deduct compensation that he receives from a new employer or in respect of such business activity from the salary and benefits (but not any incentive bonus) we are obligated to pay during the twelve-month period. In addition, the benefits described above will not be paid to the extent that executive’s employment is terminated following a change in control under circumstances entitling the executive to the benefits under the Change in Control Severance Agreements, as described under the heading “—Change in Control Severance Agreements” below.
          McGill Offer Letter and Employment Agreement. As described under the heading “Summary of Compensation—Employment and Relocation Agreements,” we entered into a letter agreement with Mr. McGill in connection with his relocation from Scotland to the United States in the spring of 2005 and our standard at-will employment agreement with Mr. McGill on April 7, 2005. Except if Mr. McGill is terminated for cause, the letter agreement provides that we will repatriate Mr. McGill, his family and his belongings to Scotland at any time during his first three years in the United States. The letter agreement and the employment agreement also provide that, except if he is terminated for cause or voluntarily resigns, we will pay him six months salary and continue his benefits for up to six months. These benefits will not be paid to the extent Mr. McGill’s employment is terminated following a change in control under circumstances entitling him to the benefits under the Change in Control Severance Agreements, as described under the heading “—Change in Control Severance Agreements” below.
Change in Control Severance Agreements
          On February 9, 2007, our board approved and adopted standard change in control severance agreements to be entered into by the company and each of its senior management officers, including its currently employed named executive officers. These agreements provide that if we terminate the executive without “cause,” or if the executive leaves voluntarily for a “good reason,” during the twelve-month period after a “change in control,” or prior to a change in control if the termination was a condition of the change in control or at the request or insistence of a person related to the change in control, we (or our successor) would be required to pay the executive the following benefits:
•	a lump sum cash payment equal to, 1) in the case of the president and chief executive officer, two times the sum of his annual salary and target bonus for the year during which the change in control occurs, 2) in the case of the chief operating officer and the chief financial officer, one and one-half times the sum of his annual salary and target bonus for the year during which the change in control occurs, and 3) in the case of the remaining executive officers, the sum of his or her annual salary and target bonus for the year during which the change in control occurs;

•	if the executive elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under our group health and dental plans for up to twelve months;

•	the executive may elect health and dental continuation coverage for up to an additional 12 months after the expiration of the 18-month COBRA period at the executive’s cost;

•	the executive will receive continued life insurance coverage for up to twelve months at a cost no more than the executive paid as an active employee and the company will reimburse the executive quarterly for any amounts that exceed such cost;

•	if the executive incurs a tax liability in connection with payments for executive’s continued coverage under our group health and dental plans and executive’s continued life insurance coverage described above that the executive would not have incurred if the executive had been an active employee, we will make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any taxes on the gross-up payment, the executive would retain an amount of the gross-up payment equal to the initial tax liability in connection with the benefit; and

•	if any payments (including the acceleration of stock options) made by us to the executive in connection with a change in control were subject to “excise tax” we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.
          In addition, all unvested stock options held by the executives would immediately vest in full and become exercisable upon a change in control, whether or not the acquiring entity or successor assumes or replaces the stock options and whether or not the executive continues to be employed by us (or the successor) after the change in control. The accelerated options will remain exercisable for a period of two years from the date of the change in control or, if later, the date of the officer’s termination, but in any event not later than the expiration date of the options.
          For the purposes of these agreements, a “change in control” has the same meaning as under the 2005 Stock Incentive Plan. Pursuant to the 2005 Stock Incentive Plan, a “change in control” of AMS occurs under any of the following circumstances:
•	Any person, other than AMS or its affiliates, AMS-sponsored employee benefit plans and certain successor corporations that are owned substantially by our stockholders prior to a change in control transaction, acquires beneficial ownership of 50% or more our outstanding common stock or the combined voting power of our outstanding voting securities.

•	A reorganization, merger or consolidation or sale or other disposition of substantially all of our assets is consummated, other than certain transactions where the successor corporation is owned substantially by our stockholders prior to the transaction.

•	Our stockholders approve a complete liquidation or dissolution of AMS.

•	At least 80% of our assets are sold to an unrelated party, or any similar transaction is completed.

•	The directors holding office as of the effective date of the 2005 Stock Incentive Plan, or any subsequent director whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the board immediately prior to such vote, cease to constitute at least a majority of the members of our board of directors.
          For the purposes of these agreements, “cause” means:
•	the executive’s gross misconduct that is materially and demonstrably injurious to the company;

•	the executive’s willful and continued failure to perform substantially the executive’s duties with the company or our successor (other than any such failure (1) resulting from the executive’s incapacity due to bodily injury or physical or mental illness or (2) relating to changes in the executive’s duties after a change in control that constitute “good reason”) after a written demand for substantial performance is delivered to the executive by the chair of the board which specifically identifies the manner in which the executive has not substantially performed the executive’s duties and provides for a reasonable period of time within which the executive may take corrective actions; or

•	the executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the company or our successor or which impairs the executive’s ability to perform substantially the executive’s duties for the company or our successor.
          For the purposes of these agreements, “good reason” means the following:
•	in the executive’s reasonable judgment, a material and adverse change in the executive’s title, status, position, authority, duties or responsibilities as in effect prior to the change in control, except for changes directly attributable to the fact that the company is no longer an independent publicly owned company;

•	a reduction by the company or our successor in the executive’s base salary, or a material adverse change in the form or timing of the payment the executive’s salary, as in effect immediately prior to the change in control or as later increased;

•	the failure by the company or our successor to cover the executive under employee benefit plans that, in the aggregate, provide substantially similar benefits to the executive and/or his or her family and dependents at a substantially similar total cost to the executive;

•	the company or our successor requiring the executive to be based at any office or location that is more than fifty miles further from the executive’s base office or location before the change in control;

•	any refusal by the company or our successor to continue to allow the executive to attend to matters or engage in activities not directly related to the business of the company which, at any time prior to the change in control, the executive was not expressly prohibited in writing by the board from attending or engaging in;

•	the failure to obtain from any successor its written assent to the change in control severance agreement;

•	any purported termination of the executive’s employment that is not properly effected pursuant to the change in control severance agreement; or

•	the termination of employment with the company by the executive for any reason during the first full calendar month following the first anniversary date of the change in control.

          The executive must give written notice of an event or change constituting “good reason”, however, the executive may not give such notice until ninety days after the change in control. With regards to the first five events or changes described above that constitute “good reason,” if the company remedies such event or change, the event or change will not constitute “good reason.”
          In addition, the agreements prohibit the executives from competing with our business, or soliciting the company’s employees, until the two-year anniversary of his termination or voluntary resignation. After adoption, the change in control severance agreements cannot be amended or terminated during the executive’s employment period in any way adversely affecting the executive without the executive’s consent.
Potential Payments to Named Executive Officers.
          The following table quantifies the potential payments payable upon termination of each of our currently employed named executive officers under various scenarios triggering benefits under the agreements and arrangements described above, in each case assuming, for calculation purposes, an effective date of December 30, 2006. Notwithstanding the table below, in accordance with Section 409A of the Code, certain amounts payable upon a termination of employment to our named executive officers and other key employees will not be paid out for at least six months following termination of employment. As permitted by SEC rules, the following amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:
•	benefits accrued under our tax-qualified 401(k) plan in which all employees participate;

•	accrued vacation pay, health and life insurance plan continuation, and post-retirement health coverage under our retiree health plan and other similar amounts payable when employment terminates under programs generally applicable to our salaried employees;

•	benefits accrued under our Non-Funded Deferred Compensation and Supplemental Savings Plan described in connection with the Non-Qualified Deferred Compensation Table above;

•	fourth quarter 2006 bonus payments under our 2006 Executive Variable Incentive Plan that are paid in accordance with our plan and are not enhanced by a termination of employment or change in control scenario; and

•	benefits accrued and payable under Mr. McGill’s UK personal pension plan described in footnote 3 to the Summary Compensation Table.

Without Cause or
Without Cause	Good Reason
Without Cause	Termination	Termination
Termination or	by Notice Not	Upon a	Within 12 Months
Executive Benefits and	Upon Death	to Extend	Change in	Following Change
Name(1)	Payments	($)(2)	Term ($)(2)	Control ($)(3)	in Control ($)(3)
Martin J. Emerson	Continued Salary(4)	$330,000	$330,000
Lump Sum Payment(5)	$660,000
Annual Bonus Payment	$49,500	(6)	$396,000	(7)
Acceleration of Unvested Options (8)	$129,441	$129,441
Health and Welfare Benefits	$12,954	(9)	$12,954	(9)	$13,262	(10)
Gross-up Payment on Health and Welfare Benefits(11)	$10,548
280G Tax Gross-up Payment(12)	$0	$0

						Without Cause or
			Without Cause			Good Reason
		Without Cause	Termination			Termination
		Termination or	by Notice Not		Upon a	Within 12 Months
	Executive Benefits and	Upon Death	to Extend		Change in	Following Change
Name(1)	Payments	($)(2)	Term ($)(2)		Control ($)(3)	in Control ($)(3)
	Total	$342,954	$392,454		$129,441	$1,209,251

Mark A. Heggestad	Continued Salary (4)	$265,000	$265,000
	Lump Sum Payment Based on Salary(5)					$397,500
	Annual Bonus Payment		$0	(6)		$0	(7)
	Acceleration of Unvested Options (8)				$0	$0
	Health and Welfare Benefits	$12,636 (9)	$12,636	(9)		$12,955	(10)
	Gross-up Payment on Health and Welfare Benefits (11)					$10,304
	280G Tax Gross-up Payment(12)				$0	$0

	Total	$277,636	$277,636		$0	$420,759

Ross A. Longhini	Continued Salary (4)	$280,000	$280,000
	Lump Sum Payment Based on Salary(5)					$420,000
	Annual Bonus Payment		$35,000	(6)		$192,075	(7)
	Acceleration of Unvested Options (8)				$475,125	$475,125
	Health and Welfare Benefits	$12,602 (9)	$12,602	(9)		$12,885	(10)
	Gross-up Payment on Health and Welfare Benefits (11)					$10,248
	280G Tax Gross-up Payment(12)				$0	$0

	Total	$292,602	$327,602		$475,125	$1,110,333

Stephen J. McGill	Continued Salary (4)	$122,500	$122,500
	Lump Sum Payment Based on Salary(5)					$245,000
	Annual Bonus Payment(7)					$98,063
	Acceleration of Unvested Options (8)				$110,891	$110,891
	Health and Welfare Benefits	$4,143 (9)	$4,143	(9)		$8,942	(10)
	Gross-up Payment on Health and Welfare Benefits (11)					$7,112
	280G Tax Gross-up Payment(12)				$0	$0
	Repatriation(13)	$68,941	$68,941			$68,941

	Total	$195,584	$195,584		$110,891	$538,949

John F. Nealon	Lump Sum Payment Based on Salary(5)					$220,000
	Annual Bonus Payment(7)					$88,000
	Acceleration of Unvested Options (8)				$66,453	$66,453

					Without Cause or
			Without Cause		Good Reason
		Without Cause	Termination		Termination
		Termination or	by Notice Not	Upon a	Within 12 Months
	Executive Benefits and	Upon Death	to Extend	Change in	Following Change
Name(1)	Payments	($)(2)	Term ($)(2)	Control ($)(3)	in Control ($)(3)
	Health and Welfare Benefits(10)				$12,990
	Gross-up Payment on Health and Welfare Benefits (11)				$10,331
	280G Tax Gross-up Payment(12)			$0	$0

	Total	$0	$0	$66,453	$397,774

(1)	Jill D. Burchill and Carmen L. Diersen, who each served as our chief financial officer during fiscal year 2006, are no longer executive officers of the company, and all of Ms. Diersen’s unvested options that she held at the time of her termination with the company were forfeited. Neither of them are entitled to receive any change in control benefits upon termination or a change in control.

(2)	Mr. Emerson, Mr. Heggestad and Mr. Longhini are each entitled to the payments and amounts in this column pursuant to their employment agreements, and Mr. McGill is entitled to the payments and amounts in this column pursuant to his offer letter, all as described in more detail under the heading above “—Employment Agreement Termination Benefits.”

(3)	The named executive officers are each entitled to the payments and amounts in this column pursuant to the change in control severance agreements, as described in more detail under the heading above “—Change in Control Severance Agreements.”

(4)	Represents continued salary at the named executive officer’s 2006 annual salary rate (a) for twelve months in the case of Mr. Emerson, Mr. Heggestad and Mr. Longhini, and (b) for six months in the case of Mr. McGill.

(5)	Represents a lump sum cash payment equal to (a) two times his 2006 annual salary for Mr. Emerson, (b) one and one-half times his 2006 annual salary for Mr. Heggestad and Mr. Longhini, and (c) one times his 2006 annual salary for Mr. McGill and Mr. Nealon.

(6)	Mr. Emerson, Mr. Heggestad and Mr. Longhini are each entitled to be paid a lump sum cash payment equal to a pro-rated portion of any incentive bonus for the year based on his period of employment during the year in which the termination occurs if we notify him that his employment will expire without cause on the anniversary of his employment agreement’s term, as described in more detail under the heading above “—Employment Agreement Termination Benefits,” Assuming for the purposes of this table that the officer was terminated as of December 30, 2006, he would be entitled to 100% of the bonus for the year because he worked the entire year. The amounts paid under our 2006 Executive Variable Incentive Plan are paid quarterly throughout the year. Therefore, this amount represents the target bonus amounts for the fourth quarter and is net of the prior three quarters’ payments made for 2006. Mr. Heggestad, hired on December 18, 2006, was not a participant in our 2006 Executive Variable Incentive plan and was not entitled to any incentive bonus amounts as of December 30, 2006. In future years, he would receive this benefit based on his incentive bonus for the applicable year.

(7)	Represents a lump sum cash payment equal to (a) two times his 2006 target bonus under our 2006 Executive Variable Incentive Plan for Mr. Emerson, (b) one and one-half times his 2006 target bonus under our 2006 Executive Variable Incentive Plan for Mr. Longhini, and (c) his 2006 target bonus under our 2006 Executive Variable Incentive Plan for Mr. McGill and Mr. Nealon. Mr. Heggestad did not have a 2006 target bonus because he was not a participant in our 2006 Executive Variable Incentive plan. In future years, he would receive this payment based on his target bonus for the applicable year.

(8)	Represents the difference between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 30, 2006, which is based on the “fair market value” of our common stock on December 29, 2006 ($18.52), the last trading day prior to December 30, 2006, and (b) the exercise price of the options. Fair market value is based on the average of the high and low market price of our common stock. The exercise price of Mr. Heggestad’s unvested options is $18.75, which is higher than the market price of our common stock on December 29, 2006. Therefore, there is no value of the automatic acceleration of the vesting his unvested options as of December 30, 2006.

(9)	Represents our payment obligations with respect to continued health, dental and life insurance benefits (a) for 12 months in the case of Mr. Emerson, Mr. Heggestad and Mr. Longhini and (b) for 6 months in the case of Mr. McGill assuming (1) the same medical, dental and life insurance coverage elections that the officer had as of December 30, 2006, (2) 2007 active employee monthly rates for medical and dental benefits, (3) monthly employee contributions at his 2006 amounts, (4) 2006 annualized benefit compensation, which is equal to the executive’s December 31, 2005 base salary plus bonus and commissions paid in the previous 12 months, used to calculate life rates, and (5) basic life rate of $0.14 per month per $1,000 unit of coverage.

(10)	Represents our payment obligations with respect to the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for continued health and dental benefits and the excess cost over the amount the executive was paying as an active employee for continued life insurance for twelve months assuming (1) the same medical, dental and life insurance coverage elections that the officer had as of December 30, 2006, (2) 2007 COBRA premium rate, which is 102% of the active employee rate for 2007, (3) monthly employee contributions at his 2006 amounts, (4) 2006 annualized benefit compensation, which is equal to the executive’s December 31, 2005 base salary plus bonus and commissions paid in the previous 12 months, used to calculate life rates, and (5) basic life rate of $0.14 per month per $1,000 unit of coverage.

(11)	The value of the gross-up payment to cover the executive’s tax liability in connection with our payments of the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for continued health and dental benefits and the excess cost over the amount the executive was paying as an active employee for continued life insurance for twelve months is based on a federal income tax rate of 35%, a state income tax rate of 7.85% and a FICA (Medicare) rate of 1.45%.

(12)	Reflects that we would not be obligated to make any 280G gross-up payments to our named executive officers assuming the change in control was effective on December 30, 2006. Excise taxes under 280G apply only when change in control payments are in excess of the 280G safe harbor amount. The 280G safe harbor amount is generally three times the average of the executive’s taxable compensation for the five years prior to a change in control. For an officer employed with the company for less than 5 years, the officer’s first year of compensation is annualized and the 280G safe harbor amount is three times the average of the executive’s taxable compensation for the years employed. Based on this calculation of the 280G safe harbor amount for each of our named executive officers and the total change in control payments set forth in the table above, none of the named executive officers would be subject to 280G excise taxes.

(13)	Represents our reasonable estimate of the cost to repatriate a family of four and all of their belongings to Scotland in the amount of $38,400 based on our prior experiences repatriating employees and their families and tax gross-up payments to cover the executive’s tax liability in connection with this payment in the amount of $38,400. The value of the gross-up payment is based on a federal income tax rate of 35%, a state income tax rate of 7.85% and a FICA (Medicare) rate of 1.45%.
Compensation Committee Interlocks and Insider Participation
          During 2006, Albert Jay Graf (Chair), Elizabeth H. Weatherman and D. Verne Sharma served as members of our compensation committee. None of our executive officers served as a member of the board of directors or compensation committee of any entity that had an executive officer serving as a member of our board of directors or compensation committee. None of the members of our compensation committee have been an officer or employee of us or one of our subsidiaries.

Securities Authorized for Issuance Under Equity Compensation Plans
          We maintain three compensation plans under which we have issued, and, in the case of two plans, may further issue shares of our common stock: our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan, all of which have been approved by our stockholders.
          Our stockholders approved the 2005 Stock Incentive Plan at the 2005 annual stockholder meeting and we subsequently terminated our 2000 Equity Incentive Plan. To the extent that any shares subject to outstanding options under the 2000 Equity Incentive Plan are not issued or are subsequently forfeited and would otherwise have been available for further issuance under the 2000 Equity Incentive Plan, such shares are added to the number of shares available for issuance under the 2005 Stock Incentive Plan. As of December 30, 2006, there were an aggregate of 7,255,574 options outstanding under the 2000 Equity Incentive Plan and the 2005 Stock Incentive Plan.
          Restricted stock awards granted under the 2005 Stock Incentive Plan are considered issued and outstanding at the grant date. The plan does not designate the specific number of shares available for restricted stock grants, as these are issued from the full pool of shares available under the 2005 Stock Incentive Plan. The option pool is reduced by two shares for each restricted share granted.
          Our Employee Stock Purchase Plan permits employees to elect, in advance of each calendar quarter, to contribute up to 10 percent of their compensation each quarter, subject to certain limitations, to purchase shares of our common stock at the lower of 85 percent of the fair market value on the first or last day of each quarter. As of December 30, 2006, we have issued 607,430 shares of common stock under our Employee Stock Purchase Plan and we have 392,570 shares available for future issuance.
          The following table sets forth information as of December 30, 2006, regarding the number of shares of our common stock that may be issued under our 2000 Equity Incentive Plan, our 2005 Stock Incentive Plan and our Employee Stock Purchase Plan.
Equity Compensation Plan Information

	Column A:	Column B:	Column C:
	Number of Securities		Number of Securities Remaining
	To Be Issued Upon	Weighted-Average	Available For Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation Plans
	Outstanding	Outstanding	(Excluding Securities Reflected In
Plan Category	Options	Options	Column A) (1)

Equity compensation plans approved by stockholders	7,255,574	$14.25	4,757,587
Equity compensation plans not approved by stockholders	—	—	—

Total	7,255,574	$14.25	4,757,587

(1)	Column C above consists of 392,570 shares of common stock available for future issuance under our Employee Stock Purchase Plan and 4,365,017 shares of common stock available for issuance under our 2005 Stock Incentive Plan.
PRINCIPAL STOCKHOLDERS AND MANAGEMENT BENEFICIAL OWNERSHIP
          The following table presents information about the beneficial ownership of our common stock as of April 2, 2007, unless otherwise indicated. The information is given for: each stockholder who we know beneficially owns more than five percent of our issued and outstanding common stock, each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
          Unless otherwise indicated, the business address for each of our stockholders in the table is 10700 Bren Road West, Minnetonka, Minnesota 55343, and each stockholder exercises sole voting and investment power over the shares reflected in the table.

		Shares of Common Stock
	Shares Subject to	Beneficially Owned (1)
Name of Beneficial Owner	Options(2)	Amount(3)	Percent of Class

Franklin Resources, Inc. (4)	—	5,289,390	7.34%
Neuberger Berman, Inc.(5)	—	5,717,956	7.94%
Wells Fargo & Company(6)	—	4,263,667	5.92%
Martin J. Emerson	250,021	256,834	*
Richard B. Emmitt (7)	43,334	1,298,088	1.80%
Albert Jay Graf	230,001	230,001	*
Jane E. Kiernan	—	—	—
Robert McLellan, M.D.	—	—	—
Christopher H. Porter, Ph.D.	193,334	193,334	*
D. Verne Sharma	—	—	—
Thomas E. Timbie	43,334	53,334	*
Elizabeth H. Weatherman	43,334	43,334	*
Mark A. Heggestad	—	—	—
Carmen L. Diersen	37,500	42,502	*
Jill D. Burchill	—	—	—
Ross A. Longhini	450,648	454,536	*
Stephen J. McGill	121,561	123,639	*
John F. Nealon	332,811	332,811	*
All directors and executive officers as a group (20 persons) (8)	2,788,726	4,213,970	5.63%

*	Less than one percent of the issued and outstanding shares

(1)	Based on 72,032,686 shares of common stock issued and outstanding on April 2, 2007. Shares not issued and outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days from April 2, 2007, are treated as issued and outstanding only when calculating the amount and percent owned by such person or group.

(2)	All amounts in this column reflect shares subject to options that are vested or that will vest within 60 days of April 2, 2007.

(3)	Numbers are rounded to the nearest whole number.

(4)	On February 5, 2007, Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2006, 5,289,390 shares are beneficially owned by one or more investment companies or other managed accounts that are direct and indirect subsidiaries of FRI, including certain investment management subsidiaries. FRI reported that investment management contracts grant to the applicable investment management subsidiaries all investment and/or voting power over the securities owned by their investment management clients. Accordingly, such subsidiaries may be deemed to be the beneficial owner of the shares shown in the table. FRI also reported that Charles B. Johnson and Rupert H. Johnson Jr. (the FRI Principal Stockholders) each own in excess of 10% of the issued and outstanding common stock of FRI and are the principal stockholders of FRI, and may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI reported that Franklin Advisors, Inc. holds sole voting power as to 4,902,900 and sole dispositive power as to 4,931,800 shares and that Fiduciary Trust Company International holds sole voting and dispositive power as to 357,590 shares. FRI, the FRI Principal Stockholders and the investment management subsidiaries disclaim any economic interest or beneficial ownership in the shares and are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.

(5)	On February 13, 2007, Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds jointly reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2006, Neuberger Berman Inc. is the sole parent of both Neuberger Berman, LLC and Neuberger Berman Management Inc. Neuberger Berman, LLC is deemed the beneficial owner of the shares since it has shared dispositive power for all of the shares, sole voting power with respect to 91,368 shares, shared voting power with respect to 4,508,290 shares, and no voting power with respect to 1,118,298 shares (which are held in individual client accounts). Neuberger Berman Management, Inc. beneficially owns 4,508,290 of the shares with Neuberger Berman, LLC since it also has shared voting and dispositive power with respect to those securities. Neuberger Berman Equity Funds beneficially owns 4,408,990 of the shares since it has shared voting and dispositive power with respect to those securities. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as a sub-adviser and investment manager, respectively, of Neuberger Berman’s various mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the company. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger Berman LLC, are also aggregated to comprise the holdings in the table above. The address of Neuberger Berman Inc. is 605 Third Ave, New York, NY 10158.

(6)	On January 30, 2007, Wells Fargo & Company filed a Schedule 13G with the Securities and Exchange Commission, as amended by Amendment No. 1 filed on March 26, 2007, on its behalf and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Lowry Hill Investment Advisors, Inc. and Wells Fargo Bank, National Association, reporting that its total aggregate beneficial ownership of our common stock on a consolidated basis with its subsidiaries was 4,263,667 as of February 28, 2007. Of these shares, it has sole voting power with respect to 3,428,599 shares, shared voting power with respect to 213 shares, sole dispositive power with respect to 4,244,881 shares and shared dispositive power with respect to 3,213 shares. Of the 4,263,667 shares reported as beneficially owned by Wells Fargo & Company, Wells Capital Management Incorporated beneficially owns 3,730,812 and has sole dispositive power with respect to all of these shares and sole voting power with respect to 1,615,753 shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(7)	Mr. Emmitt is a general partner of The Vertical Group, L.P (Group). Group is the general partner of Vertical Fund I, L.P. (VF-I) and Vertical Fund II, L.P. (VF-II), two of our stockholders. All shares indicated as owned by Mr. Emmitt are included because of his affiliation with Group. Mr. Emmitt does not own any outstanding shares individually and disclaims beneficial ownership of all shares owned by VF-I and VF-II.

(8)	The number of shares beneficially owned includes 1,254,754 shares that may be deemed to be beneficially owned by Mr. Emmitt (see footnote 6 above) and 1,185,557 shares beneficially owned by our executive officers other than our named executive officers that are included separately in this table.
RELATED PERSON RELATIONSHIPS AND TRANSACTIONS
          Our board of directors recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of the company and its shareholders. Notwithstanding these considerations, the board recognizes that there are situations where related person transactions may be in the best interests of the company and its shareholders. Accordingly, our board of directors has delegated to our audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related person transactions prior to the effectiveness or consummation of the transaction. If advance approval is not practicable, the committee may review and, in its discretion, ratify the transaction at the next audit committee meeting. With respect to a related person transaction arising between audit committee meetings, the chief financial officer or the director of internal audit may present it to the audit committee chair, who will review and may approve the related person transaction subject to ratification by the audit committee at their next meeting. In addition, any related person transaction previously approved by the committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the committee, if any, and that all required disclosures regarding the related person transaction are made.
          Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were or will be a participant and a related person had or will have a direct or indirect material interest. The board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and/or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction.
          A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards in our policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the committee will review all related person transactions, regardless of amount, and consider the related person’s relationship to the company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss), the approximate total dollar value involved in the related person transaction, whether the transaction was undertaken in the ordinary course of business of the company, whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party, the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties, the purpose of, and the potential benefits to the company of, the transaction, whether disclosure of the related person transaction is required under Item 404(a) of Regulation S-K, and any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
          The audit committee will review all relevant information available to it about the related person transaction. The committee may approve or ratify the related person transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interests of the company and its shareholders. The committee may, in its sole discretion, impose such conditions as it deems appropriate on the company or the related person in connection with approval of the related person transactions.
RATIFICATION OF AUDITORS
PROPOSAL 2
          The Audit Committee of our board has approved the engagement of Ernst & Young LLP to audit our consolidated financial statements for the 2007 fiscal year. Ernst & Young LLP has been our independent auditor since 1998.
          Although not required to do so, the board of directors wishes to submit the selection of Ernst & Young LLP to the stockholders for ratification. The board recommends a vote FOR the ratification of Ernst & Young LLP as our independent auditor for 2007. Unless a different choice is given, proxies received by the board will be voted FOR the ratification of Ernst & Young LLP. If the selection of Ernst & Young LLP is not ratified, the audit committee will reconsider its selection.
          We expect at least one representative of Ernst & Young LLP to be present at the Annual Meeting. The representative(s) will have an opportunity to make a statement and will be available to respond to appropriate questions.
AUDIT COMMITTEE REPORT
          The responsibility of the audit committee of the board of directors is to oversee our accounting and financial reporting processes, the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting. Management is responsible for our accounting and financial reporting processes, preparing our consolidated financial statements and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

          In performing its oversight function, the audit committee reviewed and discussed our audited financial statements with management and Ernst & Young, including Management’s Discussion and Analysis, included in our Annual Report on Form 10-K and the results of Ernst & Young’s review of our interim consolidated financial statements. Management and Ernst & Young represented that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee’s reviews included a discussion of:
•	our critical accounting policies;

•	the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements;

•	the clarity and completeness of financial disclosures;

•	the adequacy of internal controls that could have a material effect on the accuracy of our consolidated financial statements and any material changes in our internal control over financial reporting;

•	the report of internal control over financial reporting; and

•	the potential effects of regulatory and accounting initiatives on our Company’s consolidated financial statements.
          The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89, and 90. These statements set forth requirements pertaining to the independent auditor’s communications with the audit committee regarding the conduct of the audit. The audit committee received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. This standard requires the independent auditor to disclose in writing to the audit committee all relationships between the auditor and AMS that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the audit committee. The audit committee discussed with Ernst & Young its independence and considered in advance whether the provision of any non-audit services by Ernst & Young is compatible with maintaining their independence.
          Based on the reviews and discussions of the audit committee described above, in reliance on the unqualified opinion of Ernst & Young regarding our audited consolidated financial statements, and subject to the limitations on the responsibilities of the audit committee discussed above and in the Audit Committee Charter (a copy of which is available at www.AmericanMedicalSystems.com), the audit committee recommended to the board of directors that such financial statements be included in our annual report on Form 10-K for the year ended December 30, 2006.
          The foregoing report is provided by the undersigned members of the audit committee of the board of directors: Thomas E. Timbie (Chair), Albert Jay Graf and Jane E. Kiernan.
          The foregoing Audit Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.
AUDIT AND NON-AUDIT FEES
          The audit committee has a formal policy concerning the approval of audit and non-audit fees to be provided by our independent registered public accountants. This policy requires the pre-approval of all audit fees, engagement fees and terms, permitted non-audit engagements and tax fees, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended. The chair of the audit committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full audit committee meeting, provided such pre-approvals are then reported to the full audit committee at its next scheduled meeting. All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations, and were approved in advance by the audit committee in accordance with the rules adopted by the Securities and Exchange Commission to implement requirements of the Sarbanes-Oxley Act of 2002.
          During 2005 and 2006, Ernst & Young provided various audit, audit-related and tax services. Other than as set forth below, no professional services were rendered or fees billed by Ernst & Young during these years.

	Aggregate Amount Billed
	2006	2005

Audit fees (1)	$1,803,450	$946,300
Audit-related fees (2)	328,500	12,000
Tax fees (3)	14,488	-0-
All other fees(4)	1,790	1,790

Total	$2,148,228	$960,090

(1)	These fees consisted of the annual and statutory audits of our financial statements for 2005 and 2006, reviews of the financial statements included in our Forms 10-Q for 2005 and 2006, the audit of our internal control over financial reporting for 2005 and 2006 and assistance and review of documents filed with the SEC relating to our debt offering and acquisition of Laserscope, Inc.

(2)	These fees related to audits of employee benefit plans, and financial and tax due diligence in connection with mergers and acquisitions.

(3)	These fees consist of preparation of 280G calculations for certain individuals.

(4)	The 2005 fees related to technical services and accounting research.
OTHER BUSINESS
          This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the board for other business, if any, that may properly come before the Annual Meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers, and greater than ten percent stockholders are required by SEC regulations to give us copies of all Section 16(a) reports they file.
          To our knowledge, based on review of the copies of such reports furnished to us during the year ended December 30, 2006, and based on representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10% of our common stock, were filed on a timely basis during the fiscal year ended December 30, 2006.
PROPOSALS FOR THE NEXT ANNUAL MEETING
          Stockholder proposals intended to be presented in our proxy materials for the next annual meeting of stockholders must be received by December 21, 2007, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A stockholder who wishes to make a proposal at the next annual meeting of stockholders without including the proposal in our proxy statement must notify us by March 5, 2008. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting of stockholders will have discretionary authority to vote on the proposal.
DIRECTOR NOMINATIONS
          Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2008 Annual Meeting must submit their recommendation by December 21, 2007, to allow time for meaningful consideration and evaluation of the nominees by the nominating/corporate governance committee.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
          Stockholders may communicate with the board of directors by sending correspondence, in care of our Corporate Secretary, American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, with an instruction to forward the communication to the board of directors, or, if desired, to a particular director. Our corporate secretary will promptly forward all such stockholder communications to the board or the specified director.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
          The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. This rule allows us to send a single annual report and proxy statement to any household at which two or more AMS stockholders reside if we believe that the stockholders are members of the same family. Some banks, brokers, and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both our stockholders and us. It reduces the volume of duplicate information received at your address and helps us reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instruction forms.
          If your household has previously received a single set of disclosure documents, but you would prefer to receive your own copy this year or in future years, you should contact your bank, broker, or other nominee record holder. We can also deliver a separate copy our annual report or proxy statement to any stockholder upon either written request to American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Investor Relations, or upon verbal request to (952) 930-6000. Similarly, if you share an address with another AMS stockholder and together both of you wish to receive only a single set of our annual disclosure documents, please follow the same instructions.
ANNUAL REPORT
          A COPY OF OUR 2006 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS THAT WILL BE FURNISHED UPON PAYMENT OF A FEE) HAS BEEN SENT WITH THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. THE ANNUAL REPORT ON FORM 10-K DESCRIBES OUR FINANCIAL CONDITION AS OF DECEMBER 30, 2006.

ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 30, 2007

proxy

This proxy is solicited by the Board of Directors
     The undersigned hereby appoint(s) Martin J. Emerson and Mark A. Heggestad, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of American Medical Systems Holdings, Inc. held of record by the undersigned on April 2, 2007, at the May 30, 2007, Annual Meeting of Stockholders, or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	ELECTION OF DIRECTORS:	01 Martin J. Emerson 02 Albert Jay Graf 03 Robert McLellan, M.D.	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR 2007.		☐	For	☐	Against	☐	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business, as may properly come before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSAL 2.

Address Change? Mark Box ☐ Indicate changes below:

Date	, 2007

Signature(s) in Box
Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in the entity’s full legal name by the President or other authorized officer and give such authorized officer’s full title.